UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

SILK ROAD MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION = DATED APRIL 14, 2023

SILK ROAD MEDICAL, INC.

1213 INNSBRUCK DRIVE

SUNNYVALE, CALIFORNIA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:30 p.m. Pacific Time on Wednesday, June 21, 2023

Dear Stockholders of Silk Road Medical, Inc.:

We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of Silk Road Medical, Inc., a Delaware corporation, which will be held on Wednesday, June 21, 2023 at 2:30 p.m. Pacific Time, in person at 1213 Innsbruck Drive, Sunnyvale, California 94089, for the following purposes, as more fully described in the accompanying proxy statement:

1.To elect three Class I and two Class III directors to serve until the 2024 annual meeting of stockholders;

2.To hold an advisory vote to approve Named Executive Officer Compensation;

3.To adopt and approve an amendment to our Certificate of Incorporation to eliminate or limit the personal liability of officers;

4.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 24, 2023 as the record date for the Annual Meeting. Only stockholders of record on April 24, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 28, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Silk Road Medical.

By Order of the Board of Directors,

/s/ Kevin M. Klemz
Kevin M. Klemz Executive Vice President, Chief Legal Officer and Secretary April 28, 2023

SILK ROAD MEDICAL, INC.

PROXY STATEMENT

FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:30 p.m. Pacific Time on Wednesday, June 21, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders of Silk Road Medical, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 21, 2023 at 2:30 p.m. Pacific Time, at 1213 Innsbruck Drive, Sunnyvale, California 94089. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What is a proxy statement and what is a proxy?

A proxy statement is a document that the rules and regulations of the United States, including those of the Securities and Exchange Commission (“SEC”), require us to give to you when we ask you to give a proxy designating individuals to vote on your behalf. A proxy is your legal designation to another person to vote shares that you own. That other person is called a proxy. If you delegate someone as your proxy in a written document, that document is also called a proxy or proxy card.

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the April 24, 2023 record date. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found on the Notice, along with instructions regarding procedures designed to ensure the authenticity and correctness of your proxy vote.

 In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

What matters am I voting on?

You will be voting on:

•the election of three Class I and two Class III directors to serve until our 2024 annual meeting of stockholders;

•an advisory basis, a proposal to approve Named Executive Officer Compensation;

•a proposal to adopt and approve an amendment to our Certificate of Incorporation to eliminate or limit the personal liability of officers;

•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

•any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•“FOR” the election of Rick D. Anderson, Jack W. Lasersohn and Erica J. Rogers as Class I directors and Elizabeth H. Weatherman and Donald J. Zurbay as Class III directors;

•“FOR” the advisory approval of Named Executive Officer Compensation;

•“FOR” the adoption and approval of an amendment to our Certificate of Incorporation to eliminate or limit the personal liability of officers; and

•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 24, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•Proposal No. 2: The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will have the same effect as a vote “against” the proposal, and broker non-votes will not have any effect on the advisory vote.

•Proposal No. 3: The adoption and approval of the amendment to our Certificate of Incorporation to eliminate or limit the personal liability of officers requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock as of the record date for the Annual Meeting entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as votes “against” the proposal.

•Proposal No. 4: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 20, 2023 (have your Notice or proxy card in hand when you visit the website);

•by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•by completing and mailing your proxy card (if you received printed proxy materials); or

•by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•entering a new vote by Internet or by telephone;

•completing and mailing a later-dated proxy card;

•notifying the Secretary of Silk Road Medical, Inc., in writing, at 1213 Innsbruck Drive, Sunnyvale, California 94089; or

•completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 2:15 p.m. Pacific Time and the Annual Meeting will begin at 2:30 p.m. Pacific Time. Each stockholder should be prepared to present:

•valid government photo identification, such as a driver’s license or passport; and

•if you are a street name stockholder, proof of beneficial ownership as of April 24, 2023, the record date, such as your most recent account statement reflecting your stock ownership prior to April 24, 2023, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Each of Lucas W. Buchanan and Kevin M. Klemz has been designated as proxy holders by our board of directors, with full power of substitution. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors or the compensation of Named Executive Officers, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Silk Road Medical, Inc.

Attention: Investor Relations

1213 Innsbruck Drive

Sunnyvale, California 94089

Tel: (408) 720-9002

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 2, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Silk Road Medical, Inc.

Attention: Secretary

1213 Innsbruck Drive

Sunnyvale, California 94089

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) brought pursuant to our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•not earlier than 8:00 a.m. Pacific Time, on February 13, 2024; and

•not later than 5:00 p.m. Pacific Time, on March 15, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•the 90th day prior to our 2024 annual meeting of stockholders; or

•the 10th day following the day on which public announcement of the date of our 2024 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above in the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

In addition to satisfying the requirements of our amended and restated bylaws, including the earlier notice deadlines set forth above and therein, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 22, 2024, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the shares entitled to vote on the election of directors in support of director nominees other than our nominees, as required by Rule 14a-19(b).

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Seven of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market. Our board of directors is currently divided into three classes of directors; however, we are currently in the process of eliminating our staggered board of directors. Beginning with our 2024 annual meeting of stockholders, all of our director nominees will be up for election for a one-year term.

The following table sets forth the names, ages as of March 1, 2023 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Independent	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Rick D. Anderson(2)(3)	I	62	Director	Yes	2020	2023	2024
Jack W. Lasersohn(1)(3)	I	69	Director and Chairperson of the Board of Directors	Yes	2007	2023	2024
Erica J. Rogers	I	59	President, Chief Executive Officer and Director	No	2012	2023	2024
Elizabeth H. Weatherman(3)	III	63	Director	Yes	2013	2023	2024
Donald J. Zurbay(1)(2)	III	55	Director	Yes	2018	2023	2024
Continuing Directors
Kevin J. Ballinger(1)(2)	II	50	Director	Yes	2020	2024	—
Tanisha V. Carino, Ph.D.(3)	II	48	Director	Yes	2021	2024	—
Tony M. Chou, M.D.	II	62	Director	Yes	2007	2024	—

_______________________

(1)Member of the audit committee.

(2)Member of the compensation committee.

(3)Member of the nominating and corporate governance committee.

Nominees for Director

Rick D. Anderson. Mr. Anderson has served as a member of our board of directors since October 2020. Mr. Anderson has been the Chairman and Managing Director of Revival Healthcare Capital, a sustainable investment firm that specializes in medical devices and diagnostics since July 2018. He currently serves on the boards of Apollo Endosurgery, Augmedics, Kardion and Distalmotion SA; and on the Executive Advisory Board of LEK Consulting, a healthcare consulting firm. Mr. Anderson previously served as Chairman of the Board and Chief Executive Officer of ConvaTec Group Plc. He also previously served as Chairman of the Board for Cardiva Medical, IDEV Technologies, and Tryton Medical, and served as Director on the boards of Cardiologs, ConvaTec Group Plc, Intersect ENT and multiple other medical device companies. Prior to founding Revival, Mr. Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life science industries. He also served as the Company Group Chairman of Johnson & Johnson and Worldwide Franchise Chairman of Cordis Corporation. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University.

We believe Mr. Anderson is qualified to serve on our board of directors due to his extensive business experience in the medical device industry and serving on the board of directors of public and private companies.

Jack W. Lasersohn, J.D. Mr. Lasersohn has served as a member of our board of directors since April 2007 and Chairperson since March 2021. Since 1988, Mr. Lasersohn has been a general partner, or a principal of the general partner, of The Vertical Group, L.P., a private venture capital firm that is focused on the fields of medical technology and biotechnology. Prior to joining The Vertical Group’s predecessor, F. Eberstadt, in 1981, Mr. Lasersohn was a corporate attorney with Cravath, Swaine & Moore LLP. Mr. Lasersohn served on the board of directors of Masimo Corporation, a publicly traded global medical technology company, from January 1995 to 2017 and served on the board of directors of OncoMed Pharmaceuticals, Inc., a publicly traded clinical development-stage biopharmaceutical company, from July 2005 to April 2019. He also serves on the boards of a number of private medical device and biotechnology companies, including Route 92 Medical, Inc. Mr. Lasersohn is the past Chairman of the Medical Industry Group of the National Venture Capital Association (the “NVCA”), and previously served on the Executive Committee of the board of directors of the NVCA. Mr. Lasersohn has also served, by appointment, on various committees advising the U.S. Food and Drug Administration and the Center for Medicare and Medicaid Services. He holds a B.S. in physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy, and a J.D. from Yale Law School.

We believe Mr. Lasersohn is qualified to serve on our board of directors due to his extensive experience as a venture capital investor and as a member of the boards of directors of multiple public and private medical device and biotechnology companies.

Erica J. Rogers. Ms. Rogers has served as our President and Chief Executive Officer and a member of our board of directors since October 2012. Ms. Rogers previously served as Chief Operating Officer of Medicines360, a non-profit pharmaceutical company developing drugs and devices for women, from June 2010 to October 2012. Ms. Rogers was an Executive Vice President at Nanosys, Inc. from December 2008 to March 2010. Prior to that, Ms. Rogers founded and was Chief Executive Officer of Allux Medical, and co-founded Visiogen, which was acquired by Abbott Medical Optics in 2009. She worked previously in neurovascular marketing at Target Therapeutics and peripheral vascular sales and sales training at Boston Scientific. Ms. Rogers served on the board of directors of Lucira Health, Inc., a publicly traded medical diagnostics company, from November 2020 through September 2022, and currently serves on the board of directors of Sight Sciences, Inc. a publicly traded device company, since 2019, and for HistoSonics, Inc., a privately held medical device company since December 2022. Ms. Rogers received a B.S. in zoology from San Diego State University.

We believe Ms. Rogers’ management experience in the medical device industry, her experience in founding and building medical device companies and her extensive understanding of our business, operations, and strategy qualify her to serve on our board of directors.

Elizabeth H. Weatherman. Ms. Weatherman has served on our board of directors since April 2013. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus since January 2016. Ms. Weatherman previously was a Managing Director of Warburg Pincus and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and led the firm’s Healthcare Group from 2008 to 2015. Ms. Weatherman currently serves on the board of directors of Insulet Corporation., Vapotherm Inc., and Nevro Corp., all publicly traded medical device companies. She serves on the board of trustees of Stanford University and Mount Holyoke College. Ms. Weatherman received a B.A. from Mount Holyoke College and an M.B.A. from the Stanford Graduate School of Business.

We believe that Ms. Weatherman is qualified to serve on our board of directors due to her extensive experience as a private equity investor and a director of public companies in the medical device industry.

Donald J. Zurbay. Mr. Zurbay has served on our board of directors since March 2018. Mr. Zurbay has been Chief Executive Officer and Director of Patterson Companies, Inc., a publicly traded global medical device company, since October 2022. Mr. Zurbay formerly served as Chief Financial Officer at Patterson Companies, Inc. beginning in June 2018. From March 2004 to February 2017, Mr. Zurbay held various leadership positions at St. Jude Medical, Inc., where he most recently served as Vice President and Chief Financial Officer from August 2012 to January 2017. Mr. Zurbay previously worked at PricewaterhouseCoopers as an Assurance and Business Advisory Services Senior Manager. Prior to PricewaterhouseCoopers, he was a General Accounting Manager at The Valspar Corporation. Prior to The Valspar Corporation, Mr. Zurbay was an auditor at Deloitte & Touche. Mr. Zurbay served on the board of directors of Avedro, Inc, a publicly traded medical device company, from July 2017 through its acquisition in November 2019 and serves on the board of directors of Sight Sciences, Inc. a public medical device company, since June 2020. Mr. Zurbay is a member of the American Institute of Certified Accountants and the Minnesota Society of Certified Public Accountants. Mr. Zurbay received a B.S. in business with an emphasis in accounting from the University of Minnesota.

We believe that Mr. Zurbay is qualified to serve on our board of directors due to his current and prior experience at leading publicly traded healthcare companies, including as a Chief Financial Officer, and his financial experience and expertise.

Continuing Directors

Kevin J. Ballinger. Mr. Ballinger has served as a member of our board of directors since December 2020. Since July 2020, Mr. Ballinger has been President of Aldevron, LLC, a privately held genomics company that was acquired by Danaher Corporation in August 2021. Prior to joining Aldevron, he spent 25 years at Boston Scientific, a publicly traded global company focused on a variety of interventional medical specialties. During his last nine years at Boston Scientific, he served as Executive Vice President and Global President of the Interventional Cardiology division. Under his leadership, Mr. Ballinger grew the division to a $3 billion global business. Mr. Ballinger earned his BS in Mechanical Engineering from Michigan Technological University, and his MBA from the University of Minnesota’s Carlson School of Management.

We believe that Mr. Ballinger is qualified to serve on our board of directors due to his extensive experience in the medical device industry.

Tanisha V. Carino, Ph.D. Dr. Carino has served on our board of directors since July 2021. Dr. Carino is a health policy expert bringing over 20 years of experience driving growth and impact across multiple healthcare leadership positions in the government, private, and non-profit sectors. She most recently served as Executive Vice President, Chief Corporate Affairs Officer of Alexion, a Fortune 500 biotechnology company focused on rare disease, which was recently acquired by AstraZeneca. Prior to Alexion, she served as Executive Director of FasterCures, a Center of the Milken Institute, a nonpartisan think tank whose mission is working with global government, philanthropic, and business leaders to accelerate treatments to patients. Previously, Dr. Carino was an executive at GlaxoSmithKline where she led the United States policy function. She also spent over ten years with Avalere Health, a premiere strategic advisory services and business intelligence firm, and worked in the U.S. Medicare program to improve access for its beneficiaries and support the development of real-world evidence in the establishment of national coverage determinations. Dr. Carino is a Fulbright Fellow, has served as a Visiting Fellow for the White House Office of Science and Technology Policy, and earned her Ph.D. in health policy from Johns Hopkins University. She is associate faculty at the Johns Hopkins Bloomberg School of Public Health and is the Vice Chair of the Alliance for Health Policy.

We believe that Dr. Carino is qualified to serve on our board of directors due to her extensive health policy experience in government and at multiple public and private healthcare and biotechnology companies.

Tony M. Chou, M.D. Dr. Chou has served as a member of our board of directors since March 2007. Dr. Chou has been a general partner at The Vertical Group, a healthcare-focused venture capital firm, since August 2006 and as Chief Executive Officer of Route 92 Medical, Inc. since October 2015. After joining The Vertical Group, Dr. Chou co-founded our Company in 2007 and served as Chief Executive Officer until November 2010. Prior to that, Dr. Chou had general management and business development responsibilities in the Abbott Vascular Division of Abbott Laboratories and last served as Division Vice President and General Manager of vascular closure, managing the FDA approval and global launch of the Perclose and Starclose products. Dr. Chou was previously the Director of the Adult Cardiac Catheterization Laboratory at the University of California, San Francisco, where he is currently Associate Professor of Medicine. Dr. Chou received a B.S. in physics and electrical engineering from Carnegie Mellon University and an M.D. from Case Western Reserve University.

We believe Dr. Chou is qualified to serve on our board of directors due to his background as a practicing physician and professor of medicine, experience in the medical device industry and extensive knowledge of our business.

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after listing on The Nasdaq Stock Market. Under Nasdaq Listing Rule 5605(a)(2), a director will qualify as an “independent director” only if, in the opinion of the Company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has reviewed the independence of each director and determined that Ms. Weatherman, Drs. Carino and Chou and Messrs. Anderson, Ballinger, Lasersohn, and Zurbay, representing seven of our eight directors, are independent directors under the rules of The Nasdaq Stock Market. Our board of directors will review the independence of each director at least annually. During these reviews, the board of directors will consider transactions and relationships between each director, and his or her immediate family and affiliates, and our Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with our Company including its management.

In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Members of the compensation committee must also satisfy additional independence requirements set forth in Nasdaq Listing Rule 5605(d)(2). In order to be considered independent for purposes of Nasdaq Listing Rule 5605(d)(2), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

We believe that a majority of our directors and the composition of our board of directors meets the requirements for independence under the current requirements of the SEC and The Nasdaq Stock Market. As required by The Nasdaq Stock Market, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our Company. The roles of Chairperson of the Board and Chief Executive Officer are currently filled by separate individuals. Jack W. Lasersohn, an independent director, is the non-executive Chairperson of our board of directors and Erica J. Rogers is our President and Chief Executive Officer. Our board of directors believes that the separation of the offices of the Chairperson and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairperson of our board of directors should be separate. Our board of directors elects our Chairperson and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the board of directors retain flexibility to determine whether these roles should be separate or combined based upon the board of director’s assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our board of directors, the leadership of our independent directors and the committees and our governance structures and processes already in place. The board of directors consists of a majority of independent directors, and the committees of our board of directors are composed of independent directors.

Board Meetings and Committees

During our fiscal year ended December 31, 2022, our board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend. Six of our directors attended the annual meeting of stockholders in 2022.

Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has assessed the independence of the members of each of these standing committees as defined under the rules of The Nasdaq Stock Market and, in the case of the audit committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Ballinger, Lasersohn and Zurbay with Mr. Zurbay serving as the chairperson. Our board of directors has determined that Messrs. Ballinger, Lasersohn and Zurbay meet the independence and experience, financial literacy and financial sophistication requirements applicable to audit committee members under the rules of The Nasdaq Stock Market and the SEC and that Mr. Zurbay and Mr. Ballinger are “audit committee financial experts” as defined under applicable rules of the SEC. Our board of directors has assessed whether all members of the audit committee meet the composition requirements of The Nasdaq Stock Market, including the requirements regarding financial literacy and financial sophistication. The audit committee’s primary responsibilities include:

▪Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;

▪Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

▪Preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

▪Monitoring our internal control over financial reporting, disclosure controls and procedures;

▪Reviewing our risk management status;

▪Overseeing oversee the integrity of our information technology systems, processes and data;

▪Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

▪Meeting independently with our independent registered public accounting firm and management; and

▪Monitoring compliance with the code of business conduct and ethics for financial management.

All audit and non-audit services must be approved in advance by the audit committee. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our audit committee is available in the “Investors—Corporate Governance—Committee Charters” section of the Company’s website located at www.silkroadmedical.com. During our fiscal year ended December 31, 2022, our audit committee held seven meetings and acted by written consent once.

Compensation Committee

Our compensation committee consists of Messrs. Anderson, Ballinger and Zurbay with Mr. Anderson serving as the chairperson. Our board of directors has determined that each member of our compensation committee meets the independence requirements of Nasdaq Rule 5605(d)(2). The compensation committee’s responsibilities include:

▪Annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;

▪Annually reviewing and making recommendations to our board of directors with respect to the compensation of our chief executive officer and determining the compensation for our other executive officers;

▪Overseeing and reviewing our culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent, recruitment and development, performance management and employee engagement;

▪Reviewing and making recommendations to our board of directors with respect to director compensation; and

▪Overseeing and administering our equity incentive plans.

Our chief executive officer and our vice president of human resources make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee. From time to time, our compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits. For example, we have periodically engaged Compensia, Inc. (“Compensia”), our independent compensation advisor, to help develop our compensation philosophy, select a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices. Our board of directors has adopted a written charter for the compensation committee, which is available in the “Investors—Corporate Governance—Committee Charters” section of the Company’s website located at www.silkroadmedical.com. During our fiscal year ended December 31, 2022, our compensation committee held eight meetings and acted by written consent five times.

Nominating and Corporate Governance Committee

Ms. Weatherman, Dr. Carino and Messrs. Anderson and Lasersohn serve on our nominating and corporate governance committee. Ms. Weatherman serves as the chair of the nominating and corporate governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The Nasdaq Stock Market and SEC rules and regulations. The nominating and corporate governance committee's responsibilities include:

▪Identifying individuals qualified to become members of our board of directors;

▪Recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

▪Reviewing and making recommendations to our board of directors with respect to management succession planning;

▪Developing, updating and recommending to our board of directors’ corporate governance principles and policies;

▪Overseeing the evaluation of our board of directors and committees; and

▪Overseeing our practices with respect to environmental, social and governance (“ESG”) matters and significant issues of corporate public responsibility.

Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available in the “Investors—Corporate Governance—Committee Charters” section of the Company’s website located at www.silkroadmedical.com. During our fiscal year ended December 31, 2022, our nominating and corporate governance committee held four meetings and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Anderson, Ballinger and Zurbay served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our Company within the past three years. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Board Diversity

We believe it is important to have a balanced and diverse board and are committed to building and maintaining director diversity with members who bring a range of expertise, perspectives, experiences, and personal characteristics pertaining to age, race, gender and ethnicity. Our board of directors is currently comprised of three female directors, constituting 37.5% of our board of directors, and two directors who self-identify as an underrepresented minority.

The following provides information with respect to the diversity, tenure, age, and independence of the members of our board of directors:

Board Diversity Matrix as of March 1, 2023

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
Asian	1	1	—	—
White	2	4	—	—

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our board of directors is also committed to a diverse board, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in considering nominees to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints and diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate candidates for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at 1213 Innsbruck Drive, Sunnyvale, California 94089. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the nomination no earlier than 8:00 a.m. Pacific Time, on February 13, 2024 and no later than 5:00 p.m. Pacific Time, on March 15, 2024.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Conduct”) that is provided to all of our employees, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Code of Conduct is posted on the Corporate Governance portion of our website. Any amendments to our Code of Conduct or waivers of our Code of Conduct for directors and executive officers will be posted on the same website.

All employees are expected to conduct business with the highest standards of business ethics. Each employee receives our Code of Conduct. Our Code of Conduct does more than just codify rules of conduct―it is the very foundation by which we conduct business every day. The Code of Conduct describes how we put our values into practice and provides guidance for our employees and all others who work on our behalf.

We have an open access policy, as well as confidentiality and non-retaliation policies for reporting individuals, signifying that employees are encouraged to discuss any related concerns with management or report concerns anonymously through an Integrity Helpline.

Governance Best Practices

We maintain several corporate governance best practices, which are designed to promote actions that benefit our stockholders and create a framework for our decision-making.

Annual election of directors	We are in the process of eliminating our staggered board of directors. Commencing next year, all directors will be elected annually for a one-year term.
Over 85% of our directors are independent	Seven of the eight directors on our board of directors are independent.
Independent board chairperson	The Chairperson of our board of directors is independent.
Diverse board of directors	Our board of directors is currently comprised of three female directors, constituting 37.5% of our board of directors, and two directors who self-identify as an underrepresented minority.
Emphasis on Board refreshment	We are focused on Board refreshment as evidenced by the fact that one-half of our directors have a tenure of five or fewer years.
Corporate governance guidelines	We adopted new corporate governance guidelines in 2022.
Board oversight of risk, including cybersecurity	The board of directors oversees our major risks at each regular board of directors meeting and our audit committee has been delegated oversight authority of our IT systems, processes and data.
Board oversight of ESG initiatives	The nominating and corporate governance committee has been delegated oversight authority of our ESG initiatives.
Overboarding	Our corporate governance guidelines limit the number of public company boards on which our directors may serve.
Robust stockholder outreach program	Each year, our executives hold numerous meetings to seek stockholder input and strive to take actions that reflect the input received.

Annual say-on-pay vote	Our board of directors recommended, and our stockholders voted in favor of, an annual advisory stockholder vote on executive compensation.
Stock ownership requirements	We adopted stock ownership guidelines for our non-employee directors and executive officers that require maintenance of a specified level of ownership based on compensation.
Hedging and pledging prohibitions

We prohibit employees, including our Named Executive Officers from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading.

Double trigger change in control arrangements	The double trigger feature incentivizes executives to accept or continue employment with Silk Road in the event of a change in control event.
No poison pill	We believe that not having a poison pill benefits our stockholders by not discouraging takeover attempts that may increase value for our stockholders.
Single class of stock	We have a single class of stock, so our stockholders all have equal voting rights.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

•Role of the Board

•Size of the Board

•Composition of the Board

•Chair of the Board

•Lead director

•Executive sessions

•Selection of new directors

•Director qualifications

•Limitations on other Board service

•Directors who change their current positions

•Director term limits

•Director retirement policy

•Conflicts of interest

•Confidentiality

•Interaction with the media, stockholders and others

•Board access to senior management

•Board access to independent advisors

•Board orientation and continuing education

•Board and Board committee self-evaluation

•Board meetings

•Committee meetings

•Board and committee meeting attendance

•Annual meeting of stockholders attendance

•Meeting attendance of non-directors

•Advance receipt of meeting materials

•Standing committees; responsibilities and independence of committees

•Assignment and rotation of committee members

•Frequency of committee meetings and agendas

•Committee charters

•Formal evaluation of Chief Executive Officer

•Succession planning

•Management development

•Communications with Board of Directors

From time to time, the Board, upon recommendation of the nominating and corporate governance committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate. The Corporate Governance Guidelines are available in the “Investors—Corporate Governance—Governance Documents” section of the Company’s website located at www.silkroadmedical.com.

Stockholder Engagement

We are committed to a robust and proactive stockholder engagement program. Our board of directors values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for our board of directors discussions throughout the year.

During 2022, our executives held more than 285 meetings with stockholders, including 24 of our top 25 stockholders that are actively managed funds. Stockholder feedback is thoughtfully considered and has led to modifications in our governance practices, executive compensation program and disclosures. Some of the actions we have taken in response to feedback over the last few years are described below.

What We Heard:	What We Did:
Eliminate staggered board of directors.	We are in the process of eliminating our staggered board of directors. Next year, all of our director nominees will be up for election for a one-year term.
Increase Board gender diversity.	Our board of directors is currently comprised of three female directors, constituting 37.5% of our board of directors.
Increase Board racial and ethnic diversity.	We consider racial and ethnic diversity in our search for new directors. Our board of directors is currently comprised of two directors who self-identify as underrepresented minorities.
Document in writing your principal governance practices.	We adopted corporate governance guidelines in 2022 which document our principal governance practices.
Ensure directors are not overcommitted and have the time to devote to oversight of our Company and business.	We adopted an overboarding policy in 2022 which limits the number of public company boards on which our directors may serve.
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership guidelines applicable to our non-employee directors and executive officers to ensure that their interests would be closely aligned with those of our stockholders. We also maintain an anti-hedging/pledging policy.

Emphasize long-term incentives.

Our long-term incentive (“LTI”) program provides for significant LTI opportunities for our executives, which for 2022 constituted 93% of our Chief Executive Officer target total direct compensation and an average of 91% for two of our other Named Executive Officers, and comprised of a mix of performance stock unit (“PSU”) awards, time-based restricted stock unit (“RSU”) awards and option awards. On an annualized basis, LTI constituted an average of 71% of target total direct compensation for our remaining two Named Executive Officers who were not awarded PSUs during 2022.

Emphasize performance-based compensation elements.

In 2022, we granted PSU awards for the first time, and in 2023 we incorporated PSU awards into our annual executive officer LTI program. 37% of our Chief Executive Officer target compensation and an average of 60% for two of our other Named Executive Officers target compensation for 2022 is performance-based compensation.

Increase disclosure on executive compensation, including performance measures.

Each year, we have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis this year reflects these increased disclosures.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our non-employee directors and executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and executive officers are as follows:

Position	Guideline
Non-Employee Director	3x annual cash retainer
Chief Executive Officer	3x annual base salary
Other Officers	1x annual base salary

Each director and executive officer is expected to achieve the applicable level of ownership by the later of (i) December 31, 2027, or (ii) the end of our fiscal year that includes the five-year anniversary of the date that the applicable individual becomes a non-employee director or executive officer (whether through being newly appointed, hired or promoted, as applicable).

Each non-employee director or officer who has not reached or who fails to maintain his or her target ownership level must retain at least 50% of any net shares derived from full-value awards, exercised stock options or stock purchase plan holdings until his or her guideline is met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes.

Overboarding Policy

Recognizing the substantial time commitments attendant to directorship, our Corporate Governance Guidelines provide for an overboarding policy which limits the number of public company boards on which our directors may serve. The overboarding limit depends upon whether a director is an executive officer of a public company.

Type of Director	Overboarding Limit
Board Member who is an Executive Officer of a Public Company	3
Board Member who is not an Executive Officer of a Public Company	4

Management Succession Planning and Talent Development

Our board of directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Chief Executive Officer and the other members of our management team. This responsibility is reflected in the Company’s Corporate Governance Guidelines and the charters of the nominating and corporate governance committee and compensation committee. The Corporate Governance Guidelines provide for a plan for the succession to the position of the Chief Executive Officer, including plans regarding succession in the event of an emergency or the retirement of the Chief Executive Officer. The charter of the nominating and corporate governance committee provides for the review and discussion of succession planning for the Chief Executive Officer and other senior executives and assistance in evaluating potential successors to the Chief Executive Officer or other members of the Company’s executive management team. The charter of the compensation committee provides for oversight with respect to talent management.

In furtherance of the foregoing, the Chief Executive Officer provides an annual succession planning report to the nominating and corporate governance committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the management team who are viewed as potential successors to the Chief Executive Officer and other key executive positions. Succession planning is also regularly discussed in executive sessions of our board of directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and board of directors and committee meetings, and less formal interactions throughout the course of the year.

CORPORATE RESPONSIBILITY

Our Company remains fully dedicated to the prevention of stroke and to the health and well-being of people with carotid artery disease. Understanding the devastation that stroke can have on an individual and their family, we are passionate about providing an innovative solution that reduces the risk. Fundamentally, we are in this business to transform and improve lives. We are passionate about serving patients and the doctors who use our products and committed to our dedicated employees, our community and running our business in an ethical and compliant way.

Our Corporate Responsibility Report is available on our website at https://investors.silkroadmed.com/corporate-governance and includes more detailed information about our corporate responsibility programs and initiatives. Please note that nothing contained on or accessible through our website, including our Corporate Responsibility Report or sections thereof, shall be deemed incorporated by reference into this proxy statement.

Dedication to Quality and Patient Safety

We are committed to quality, achieving great patient outcomes and ensuring patient safety. Our Quality System, as defined in our Quality Manual, provides the foundation for ensuring that quality is built into the medical devices that we design and develop, manufacture, and supply to our customers. The quality system is designed to ensure compliance with domestic and international regulations, as required by the geographies in which we hold device approvals, governing the design and development, manufacture, release, distribution and traceability of our medical devices. As regulations continue to evolve and as additional geographies are considered for commercialization, the quality system will be updated accordingly. We maintain ISO 13485:2016 certification, which pertains to the design and manufacture of sterile transcarotid neurointerventional access systems with retrograde flow neuroprotection and transcarotid stent systems.

Human Capital

Our mission is “To help deliver brighter patient outcomes. One procedure at a time.” We recognize that our employees are key to our ability to achieve our mission and believe our employees have and will continue to be a primary reason for our growth and success.

Recognizing the importance of our human capital, our board of directors, through the compensation committee, retains direct oversight of our human capital and oversees and reviews our culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent, recruitment and development, performance management and employee engagement.

We are a certified Great Place to Work,® which certification is the only recognition based entirely on what employees report about their workplace experience. 92% of our employees say Silk Road Medical is a great place to work, compared to 57% of employees at a typical U.S.-based company according to a Great Place to Work® 2021 Global Employee Engagement Study. We take pride in our Company’s culture to ensure a sense of support and family among our employees.

Our Cartwheel Culture; Building and Supporting Human Capital

We understand the commitment our employees make to our Company and we take our commitment to them very seriously. Consistent with this commitment, we strive to create a work environment in which everyone is empowered to develop, to contribute, and to thrive. We strongly believe our corporate culture is the operating system that powers the Company. We talk about it, obsess over it, and have even given it a name – Cartwheel Culture.

Our Cartwheel Culture is uniquely ours and it’s one we love and nurture every day. Our Cartwheel Culture provides a shared set of beliefs that drives everyday behaviors. These include:

▪Courage: We think big. We act boldly. We take on new challenges. We challenge ourselves and our colleagues to try new things that are difficult. We take smart risks. We explore new ideas and do things differently.

▪Focus on Core Strength: We unleash our strengths and shore up weaknesses in our Company, in every department and in each member of our Company.

▪Flexibility: We view opportunities and challenge from all angles…even upside down. We explore all possibilities and are both willing and able to respond to changing circumstances and expectations. We make it a priority to listen and understand other people’s ideas and viewpoints.

▪Lend a Hand: We actively support each other to achieve our common goal. Teamwork Matters.

▪Persistence: We believe that innovation comes from persistence and learning from our mistakes. We are persistent in the pursuit of our goals and believe that it’s better to try and sometimes fail than to sit tight and fail for sure. We learn from the mistakes we make and move forward.

Code of Business Conduct and Business Ethics

All employees are expected to conduct business with the highest standards of business ethics. Each employee receives and agrees to follow our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics does more than just codify rules of conduct - it is the very foundation by which we conduct business every day. The Code of Business Conduct and Ethics, which also applies to our board members, describes how we put our values into practice, and it explains our commitments, our expectations and provides guidance for our employees and all others who work on our behalf. Our employees receive annual training on our Code of Business Conduct and Ethics. We have an open access policy, signifying that employees are encouraged to discuss any related concerns with management or report concerns anonymously through an Integrity Helpline.

Number of Employees, Tenure and Turnover

Our workforce consists of a highly skilled, diverse, and engaged team dedicated to the Company’s mission and goals. As of December 31, 2022, we had 414 active employees, all located within the United States, of whom 232 employees were engaged in sales, general and administrative activities, 87 were engaged in research and development activities, and 95 were engaged in manufacturing operations. During 2022, the number of employees increased by 65, or nearly 18%. None of our employees are represented by a labor union, and we have never experienced any employment-related work stoppages. We consider our relationship with our employees to be good.

As of December 31, 2022, 27% of our employees had been with Silk Road Medical for more than four years. While fluctuations may occur within our workforce from time to time, we track and attempt to manage our attrition rates and also analyze employee departure data so that we can continually improve upon our employee experience. During 2022, our employee turnover rate related to voluntary terminations was approximately 11%, the same rate as last year.

Commitment to Diversity and Inclusion

We strive to create an inclusive work environment that represents the diversity in the communities where we live and work and are proud of the diversity throughout our entire organization, with women representing 46% of our organization and 42% of our organization identifying as Black/African American, Hispanic or Latino, Native Hawaiian or Pacific Islander, or two or more races. Our overall percentage of 46% women is consistent across leadership roles within the Company, where women represent 53% of our people leaders and 42% of our executive leaders, including our President and Chief Executive Officer, Erica J. Rogers. With respect to racial/ethnic diversity, 31% of our front-line managers and 34% of our people leaders identify as Asian, Hispanic or Latino, or two or more races.

We aim to ensure that our board of directors and senior management team reflect the diversity of our global stakeholders, including our customers, employees and the communities we serve. As of December 31, 2022, our board of directors, which consists of eight members, includes three female and two racially or ethnically diverse members, and our management team, which consists of 17 members, includes eight females and two racially or ethnically diverse members.

In addition, we actively recruit candidates from a variety of backgrounds and work to ensure a fair interview and selection process. We are also active in building a pipeline of candidates through our Summer @ the Road internship program, which will help us ensure a diverse employee base. We have partnered with organizations such as East Side Prep in East Palo Alto, California, and diversity groups at several universities from which we recruit students. In 2022, we had 11 interns with 82% being Black/African American, Hispanic or Latino, Asian or women in engineering fields. Two interns accepted full-time jobs and five others will be returning in the summer of 2023.

Commitment to Creating a Safe, Healthy and Secure Work Environment

We are committed to providing a safe, healthy and secure work environment for all employees and visitors. Safety is extremely important to the Company. We have developed and implemented several health and safety programs throughout our facilities with employees’ safety in mind. These programs include an Injury and Illness Prevention/AWAIR Program, an Emergency Action Plan, an Ergonomic Program, an Exposure Control Plan, a Hazard Communication Program, a Hazardous Waste Management Program, and other specialized safety programs. We support these programs and allot time for safety training. In addition, any employee working in a hospital operating room is required to wear a dosimetry badge that monitors occupational radiation exposure to ensure compliance with annual limits. Our Employee Safety Committee reviews performance monthly to discuss trends and risks, as well as opportunities for improvement. We also recently established an Employee Emergency Response Team comprised of volunteers trained in First Aid, CPR, AED operation and site-specific emergency procedures. We are proud of our safety record. During 2022, our total recordable injury rate was 1.2, which is below the average for the medical device manufacturing industry. The total recordable injury rate is a standard metric comparing recordable injury rate per 100 employees.

Commitment to Competitive and Fair Compensation

We place a focus on attracting and retaining talented and experienced individuals to manage and support our operations and believe that employees should be compensated fairly for their contributions to the Company. To ensure we pay our employees competitively, annual benchmarking is completed on all positions throughout the Company and we use external benchmarking surveys to guide our assessment of compensation competitiveness. Our compensation program consists of the following three primary components: base salary, annual bonus targets (non-sales), commission plans (sales), and equity. We also offer all eligible employees the option to participate in our 2019 Employee Stock Purchase Plan (“2019 ESPP”). Participants in the ESPP may purchase our common stock at a 15% discount to the market price. We believe our ESPP, along with our new hire equity grants and refresh equity grants, helps to build an ownership mindset amongst our participating employees.

Commitment to the Health and Wellbeing of our Employees

One of our top priorities is to maintain the health and wellbeing of our employees and their families. To achieve this goal, we offer a comprehensive employee benefits package with a variety of options. For eligible employees, these programs include Medical, Dental, Vision, Life Insurance, Disability Programs, Retirement Programs including a match on the 401(k), Flexible Spending Accounts, Health Savings Accounts with a generous employer contribution, and an Employee Assistance Program. We pay 91% of healthcare premium costs on behalf of our employees. We also offer paid time off on an accrual basis for employees in non-exempt positions and flexible time away for employees in exempt positions. We offer sick leave, parental leave, discounted childcare, backup dependent care and flexible work arrangements for positions that can be performed remotely from one of our two headquarters sites.

Commitment to Learning and Development; Succession Planning

We believe that the professional development of our employees is a critical element to the success of our Company. We have invested in a robust learning and development program that provides employees at all levels of the Company opportunities to build and grow their skills in their current roles and prepare them for future roles in the Company.

We have an extensive training and development program in place for our salesforce that includes a robust clinical training continuum for our therapy development specialists, area managers and area directors. Upon hire, these employees attend a training program that includes intensive clinical/practical application training, the observation of live TCAR cases followed by intermediate training with advanced clinical education. Employees in these roles also attend regular continuing education courses on clinical topics to ensure their knowledge is current.

We also actively support the professional education of people managers through a leadership development program that builds important leadership skills through online and live training programs. In addition, we provide training that builds knowledge on our product design, manufacturing process and also enhances skills on daily tasks including software tools and applications.

On an annual basis, our leadership team participates in a talent review and succession planning exercise to identify organizational needs, development opportunities, and potential future leaders, which enables us to identify the resources and skill sets needed to meet our growth objectives. Our board of directors also conducts an annual talent management review, focusing on development of talent, diversity, and succession planning for critical positions.

Employee Engagement

We provide all employees with the opportunity to share their opinions and feedback on our culture through an engagement survey that is generally conducted every year. Results of the engagement survey are measured and analyzed to enhance the employee experience, promote employee retention, drive change, and leverage the overall success of our organization. Our strong employee response was indicative of our engagement, with 72% of employees participating in the most recent survey.

Commitment to Corporate Philanthropy

Through our corporate philanthropy program, Lend a Hand, we are committed to supporting social causes and educational initiatives that help build stronger and healthier communities. Over the years, we have been involved in a variety of projects, including holiday gift drives, school backpack drives, the hand making and donation of blankets to a local rehabilitation and healthcare center near our Sunnyvale, California headquarters, participation in the Stroke Awareness Foundation’s Fight Stroke Walk, and building bikes for underprivileged children.

Risk Management

Risk is inherent in every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational risk. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our board of directors reviews strategic and operational quality, regulatory and compliance risks in the context of reports from the management team, receives reports on all significant committee activities and evaluates the risks inherent in significant transactions.

Director Compensation

Our board of directors approved our Outside Director Compensation Policy in April 2019, as most recently amended in March 2023, to compensate each non-employee director for his or her service. Our board of directors has the discretion to revise non-employee director compensation as it deems necessary or appropriate. Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards, as described below:

Cash Compensation. All non-employee directors are entitled to receive the following cash compensation for their services:

▪$40,000 per year for services as a board member and $45,000 per year effective as of the 2023 Annual Meeting of Stockholders;

▪$46,000 per year additionally for service as chairperson of the board of directors;

▪$20,000 per year additionally for service as chairperson of the audit committee;

▪$10,000 per year additionally for service as an audit committee member;

▪$15,000 per year additionally for service as chairperson of the compensation committee;

▪$8,000 per year additionally for service as a compensation committee member;

▪$10,000 per year additionally for service as chairperson of the nominating and corporate governance committee; and

▪$5,000 per year additionally for service as a nominating and corporate governance committee member.

Each annual cash retainer and additional annual fee is paid quarterly in arrears on a prorated basis.

Each non-employee director may also elect to receive all or part of his or her cash retainer and additional fee payments in the form of stock options under our 2019 Equity Incentive Plan (the “2019 Plan”). Elections to receive cash retainer and additional fee payments in the form of options with respect to services to be performed during the period commencing on the date of the Annual Meeting, and ending on the following year’s Annual Meeting must generally be made on or prior to December 31st of the year prior to the year in which such annual period commences, or such earlier deadline as established by our board of directors or compensation committee (an “annual election”). Each individual who first becomes a non-employee director is permitted to elect to convert cash retainer and additional fee payments payable in the same calendar year through the date of the following year’s Annual Meeting into options, provided that the election is made prior to the date the individual becomes a non-employee director (an “initial election”).

All options granted in lieu of cash retainer and additional fee payments will vest in quarterly installments that generally track when cash retainer or additional fee payments would have been paid, with the final vesting event occurring on the date of the next Annual Meeting following the date of grant. Options granted in connection with an annual election will generally be granted on the date of the next Annual Meeting following the calendar year in which the election is made. Options granted in connection with an initial election will generally be granted either on the fifth of the month following the month of the individual’s election or appointment to our board of directors or on the date of the next Annual Meeting that occurs in the same calendar year as the individual’s election or appointment to our board of directors.

Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2019 Plan (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the Outside Director Compensation Policy. Nondiscretionary, automatic grants of stock options and restricted stock units are made to our non-employee directors as follows:

▪Initial Grant. Each person who first becomes a non-employee director will be granted an award of stock options with a value of $200,000. Effective as of the 2023 Annual Meeting of Stockholders, each person who first becomes a non-employee director will be granted an award of stock options with a value of $422,500.

▪Annual Grant. Each non-employee director will be granted an award of stock options with a value of $93,750 and an award of restricted stock units with a grant date fair value of $31,250, on the date of each Annual Meeting. Effective as of the 2023 Annual Meeting of Stockholders, each non-employee director will be granted an award of restricted stock units with a grant date fair value of $157,500, on the date of each Annual Meeting.

The “value” for the options described above means the grant date fair value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology our board of directors or compensation committee may determine. The term of each option described above will be ten years from the date of grant, subject to earlier termination as provided in the 2019 Plan. The exercise price per share of each option will equal the closing trading price of a share of our common stock on the date of grant.

Subject to the applicable provisions of the 2019 Plan (i) each Initial Option Grant will be scheduled to vest as to one-third of the shares subject to such Initial Option Grant on each annual anniversary of the date the applicable non-employee’s service as a non-employee director commenced, subject to the non-employee director continuing to provide services to the Company through the applicable vesting date and (ii) each Annual Grant will be scheduled to vest on the earlier of (a) the annual anniversary of the date of grant of such Annual Grant, or (b) the day immediately prior to the Annual Meeting next following the date the Annual Grant is awarded, provided that for either (a) or (b), the non-employee director has remained in continuous service with the Company through the applicable vesting date. Additionally, pursuant to our Outside Director Compensation Policy, in the event of a change in control, each outstanding and unvested equity award, including each Initial Grant and Annual Grant, held by a non-employee director who remains in continuous service through the date of such change in control will accelerate and fully vest.

Pursuant to our Outside Director Compensation Policy, no non-employee director may be issued, in any fiscal year, cash compensation and equity awards with an aggregate value greater than $500,000, increased to $1,000,000 for the fiscal year an individual initially becomes a member of our board of directors. Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

Compensation for Fiscal Year 2022

The following table sets forth a summary of the compensation received by our non-employee directors during our fiscal year ended December 31, 2022:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Rick D. Anderson	60,000	31,217	93,750	184,967
Kevin J. Ballinger	59,667	31,217	93,750	184,634
Tanisha V. Carino, Ph.D.	41,323	31,217	93,750	166,290
Tony M. Chou, M.D.	40,000	31,217	93,750	164,967
Jack W. Lasersohn	101,833	31,217	93,750	226,800
Elizabeth H. Weatherman	50,000	31,217	93,750	174,967
Donald J. Zurbay	68,000	31,217	93,750	192,967

_______________________

(1)The amounts reported represent the aggregate dollar amount of all fees earned or paid to each non-employee director for their service as a director during fiscal year 2022, including any annual retainer fees, committee or chairperson fees. In connection with their respective elections under our non-employee director compensation policy made prior to the start of the year in which the fees were earned, all of our non-employee directors elected to receive their cash retainers and additional fees in the form of stock options except for Mr. Zurbay. Mr. Anderson elected to receive 50% in cash and 50% in the form of stock options. The number of shares subject to the options was 1,662 shares for Mr. Anderson, 3,214 shares for Mr. Ballinger, 2,217 shares for Dr. Carino, 2,217 shares for Dr. Chou, 5,597 shares for Mr. Lasersohn, and 2,771 shares for Ms. Weatherman.

(2)The amounts reported represents the aggregate grant-date fair value of stock awards and stock options received as an annual award under our non-employee director compensation policy and calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2022 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

Equity awards granted to our non-employee directors during 2022 were as follows:

Name	Grant Date	Shares Subject to Stock Awards	Stock Awards ($) (1)	Shares Subject to Option Awards	Option Awards ($) (1)
Rick D. Anderson	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	1,662	29,993
Kevin J. Ballinger	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	3,214	58,001
Tanisha V. Carino, Ph.D.	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	2,217	40,008
Tony M. Chou, M.D.	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	2,217	40,008
Jack W. Lasersohn	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	5,597	101,005
Elizabeth H. Weatherman	6/9/2022	846	31,217	5,195	93,750
	6/9/2022	—	—	2,771	50,006
Donald J. Zurbay	6/9/2022	846	31,217	5,195	93,750

_______________________

(1)The amount reported represents the aggregate grant-date fair value of the stock awards and stock options awarded, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2022 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

Equity awards outstanding as of December 31, 2022 held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Stock Awards	Shares Subject to Outstanding Options
Rick D. Anderson	846	20,443
Kevin J. Ballinger	846	22,767
Tanisha V. Carino, Ph.D.	846	17,508
Tony M. Chou, M.D.	846	31,791
Jack W. Lasersohn	846	38,664
Elizabeth H. Weatherman	846	68,592
Donald J. Zurbay	846	197,890

Directors who are also our employees receive no additional compensation for their service as directors. During 2022, Erica J. Rogers, who is one of our directors, was also an employee of our Company. See the section titled “Executive Compensation—Fiscal 2022 Summary Compensation” for additional information about the compensation for Ms. Rogers.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is currently divided into three classes of directors. We are in the process of eliminating our staggered board of directors. At the Annual Meeting, three Class I directors and two Class III directors will be elected for a one-year term. At the 2024 annual meeting of stockholders, all directors will stand for election and our board of directors will no longer have three classes.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Rick D. Anderson, Jack W. Lasersohn and Erica J. Rogers as nominees for election as Class I directors and Elizabeth H. Weatherman and Donald J. Zurbay as nominees for election as Class III directors at the Annual Meeting. If elected, each of Rick D. Anderson, Jack W. Lasersohn and Erica J. Rogers will serve and Class I directors and Elizabeth H. Weatherman and Donald J. Zurbay will serve as Class III directors until our 2024 annual meeting of stockholders. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Rick D. Anderson, Jack W. Lasersohn, Erica J. Rogers, Elizabeth H. Weatherman and Donald J. Zurbay. We expect that each of Rick D. Anderson, Jack W. Lasersohn, Erica J. Rogers, Elizabeth H. Weatherman and Donald J. Zurbay will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and stockholder withhold votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our Named Executive Officers.

We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement.

Consistent with the results of the advisory vote on the frequency of the say-on-pay vote held at the 2021 Annual Meeting of Stockholders, our board of directors determined that we will conduct a say-on-pay vote on an annual basis. Accordingly, the next say-on-pay vote will occur at our 2024 Annual Meeting of Stockholders.

Vote Required

The advisory vote to approve the compensation of our Named Executive Officers will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your vote on this proposal is advisory, and therefore not binding on the Company or the board of directors, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the board of directors. Nevertheless, our board of directors values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

Approval of Amendment to Our Certificate of Incorporation

to Eliminate or Limit the Personal Liability of Officers

The State of Delaware, which is our state of incorporation, recently amended Section 102(b)(7) of the Delaware General Corporation Law (which we refer to as the “DGCL” in this proxy statement) to permit a corporation to eliminate or limit the personal liability of certain officers to the corporation or its stockholders for breaches of the fiduciary duty of care as an officer in certain limited circumstances. We sometimes refer to this elimination or limitation of personal liability as “exculpation” in this proxy statement. Prior to amended DGCL Section 102(b)(7), Delaware law authorized such exculpation in certain circumstances for directors but not for officers. As with directors, the exculpation protection does not apply to an officer’s breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Unlike director exculpation, however, the protection for officers under amended DGCL Section 102(b)(7) only permits officer exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but does not eliminate an officer’s monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. To gain the added protection for officers, we must amend our certificate of incorporation, as amended (which we refer to as our “charter” in the proposal), to expand our existing director exculpation provision to include officers.

An exculpation provision is one of three tools, in addition to indemnification and directors’ and officers’ (referred to as “D&O”) liability insurance, that can be used by corporations to protect directors and officers from personal liability incurred as a result of serving as a director or officer of a corporation. In general, exculpation provisions seek to prevent liability from attaching to directors or officers in the first instance, while indemnification and D&O insurance seek to compensate and hold directors and officers harmless when they have incurred liability or are faced with defending liability claims. Our board of directors believes it is important to provide not only our directors but also certain of our officers protection from certain liabilities and expenses that may discourage prospective or current officers from serving as officers of the Company. Accordingly, on March 9, 2023, our board of directors, upon recommendation of the nominating and corporate governance committee, approved a proposed amendment to our charter to eliminate or limit the personal liability of certain of our officers, as provided below. We sometimes refer to this proposed amendment to our charter as the “Charter Amendment” in this proxy statement. In the absence of such protection, our board of directors believes qualified officers might be deterred from serving as officers of the Company due to potential exposure to personal liability and the risk that substantial expense could be incurred in defending lawsuits, regardless of merit. In approving the proposed Charter Amendment, our board of directors took into account several factors, such as the narrow class and type of claims that such officers would be exculpated from liability pursuant to amended DGCL Section 102(b)(7), the limited number of our officers who would be impacted, and the benefits our board of directors believes would accrue to the Company by providing officer exculpation in accordance with DGCL Section 102(b)(7), including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits. Our board of directors balanced these considerations with our corporate governance practices and determined that it is advisable and in the best interests of the Company and our stockholders to amend the current exculpation and liability provision in our charter to extend exculpation protection to certain of our officers in addition to our directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Text of Proposed Charter Amendment

Our charter currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers. To ensure we are able to attract and retain key officers and in an effort to reduce litigation costs associated with frivolous lawsuits, we propose to amend Section 8.1 of Article VIII of our charter, and the final paragraph of Section 8.2 of Article VIII of our charter, so that each would state in its entirety, respectively, as follows (new language is double underlined):

“8.1 Limitation of Personal Liability.  To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

“Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.”

The proposed certificate of amendment to our charter (referred to in this Proposal No. 3 as the “Certificate of Amendment”) reflecting the foregoing Charter Amendment is attached as Appendix A to this proxy statement.

Reasons for the Proposed Charter Amendment

Our board of directors believes it is appropriate for public corporations incorporated in states that allow for the limitation of liability of directors and officers to have such a provision in their charters. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. We expect our peers and other companies with whom we compete for officer talent to adopt exculpation clauses that limit the personal liability of officers in their charters, and we believe failing to adopt the proposed Charter Amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

For the reasons stated above, on March 9, 2023, our board of directors determined that the proposed Charter Amendment is advisable and in the best interest of our Company and our stockholders and authorized and approved the proposed Charter Amendment and directed that it be considered for approval by our stockholders at the Annual Meeting. Our board of directors believes the proposed Charter Amendment would better position the Company to attract top officer candidates and retain our current officers and enable our officers to exercise their business judgment in furtherance of the interests of our stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it would align the protections for our officers with those protections currently afforded to our directors, although it would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

The proposed Charter Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

Timing and Effect of the Charter Amendment

If the proposed Charter Amendment is approved by our stockholders, it would become effective immediately upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we would expect to file promptly after the Annual Meeting. Other than the changes described above, the remainder of our charter would remain unchanged after effectiveness of the Charter Amendment. After effectiveness of the Charter Amendment, the new officer exculpation provision would apply only with respect to acts or omissions by our officers occurring after the date of the Charter Amendment.

If the proposed Charter Amendment is not approved by our stockholders, our charter would remain unchanged.

In accordance with the DGCL, our board of directors may elect to abandon the proposed Charter Amendment without further action by our stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Charter Amendment at the Annual Meeting.

Vote Required

The approval of the proposed Charter Amendment requires the affirmative vote of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE PROPOSED CHARTER AMENDMENT.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2023. During our fiscal year ended December 31, 2022, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the years ended December 31, 2022 and 2021 by PricewaterhouseCoopers LLP. All fees below were approved by our Audit Committee.

Year Ending December 31,	2022	2021
Audit fees(1)	$1,784,000	$1,814,000
Audit related fees	—	—
Tax fees	—	—
All other fees	1,000	1,000
Total	$1,785,000	$1,815,000

_______________________

(1)Audit fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements. The audit fees incurred in 2022 also includes fees of $180,000 related to services performed in connection with our public offering, which was completed in October 2022, and review of documents filed with the SEC.

Auditor Independence

In our fiscal year ended December 31, 2022, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2022 and 2021 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Company’s website. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee will review and assess the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•reviewed and discussed the audited financial statements with management and PwC;

•discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Donald J. Zurbay (Chairperson)

Kevin J. Ballinger

Jack W. Lasersohn

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 1, 2023. Our executive officers are appointed by, and serve at the discretion of, our board of directors. Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Erica J. Rogers	59	President, Chief Executive Officer and Director
Lucas W. Buchanan	45	Chief Operating Officer and Chief Financial Officer
Andrew S. Davis	54	Chief Commercial Officer
Kevin M. Klemz	61	Executive Vice President, Chief Legal Officer and Secretary
Richard M. Ruedy	56	Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance

For a brief biography of Ms. Rogers, please see the section titled “Board of Directors and Corporate Governance — Nominees for Director.”

Lucas W. Buchanan. Mr. Buchanan has served as our Chief Operating Officer since October 2020 and as our Chief Financial Officer since July 2016. Mr. Buchanan originally joined us in August 2009 and has held multiple roles including Executive Vice President, Commercialization and Corporate Development and Vice President, Marketing and Business Development. From May 2013 to May 2014, Mr. Buchanan was a Senior Director of Strategy and Corporate Development at Impax Laboratories. From 2009 to 2011, Mr. Buchanan was part of our early team while employed at The Vertical Group, a venture capital firm and the founder of our Company. He previously worked at Medtronic and at Ernst & Young Corporate Finance LLC. Mr. Buchanan received a B.A. in economics from Duke University and an M.B.A. in health care management from The Wharton School at the University of Pennsylvania.

Andrew S. Davis. Mr. Davis has served as our Chief Commercial Officer since July 2020 and served as our Executive Vice President of Global Sales and Marketing since May 2015. From September 2014 to May 2015, Mr. Davis was Vice President of Sales and Marketing for U.S. and Canada in the Advanced Wound Therapy Group of Acelity. Mr. Davis previously held various leadership positions at Medtronic from 1999 until September 2014, where he most recently served as U.S. Vice President of Sales for CoreValve catheter-based therapies and prior to that was U.S. Vice President of Sales for Endovascular. Prior to Medtronic, Mr. Davis worked in sales at Boston Scientific. Mr. Davis received a B.S. in political science from Florida State University.

Kevin M. Klemz. Mr. Klemz joined us in 2022 and serves as our Executive Vice President, Chief Legal Officer and Secretary. Mr. Klemz brings over 35 years of legal experience, having spent the last 15 years as Chief Legal Officer at three different companies in the medtech sector. Most recently, Mr. Klemz served as EVP and Chief Legal Officer at Vyaire Medical, a global leader in the respiratory therapies space. For the ten years prior to Vyaire Medical, Mr. Klemz was Chief Legal Officer at two different high-growth, public medtech companies. Tornier NV was a leader in the orthopedic extremities space prior to its acquisition by Wright Medical in 2015. ev3 was a leader in the peripheral vascular and neurovascular markets before its 2010 acquisition by Covidien plc. Mr. Klemz spent the first 20 years of his professional career in the private practice of law at the national law firm of Oppenheimer Wolff and Donnelly (now Fox Rothschild LLP). In the past, Mr. Klemz has also served on the Board of Directors of Gillette Children’s Specialty Healthcare. Mr. Klemz holds a B.A. in Business Administration from Hamline University and a J.D. from William Mitchell College of Law.

Richard M. Ruedy. Mr. Ruedy joined us in 2011 and is the Executive Vice President of Clinical and Regulatory Affairs, and Quality Assurance. Mr. Ruedy was previously Vice President of Regulatory, Clinical and Quality for Nevro Corporation from 2009 to 2010. Prior to Nevro, Mr. Ruedy served as Vice President of Regulatory Clinical and Quality affairs of Cardica, Inc. from April 2007 to May 2009. Mr. Ruedy also previously served as Director of Regulatory Affairs at Abbott Vascular, co-founded Acta Vascular (acquired by Covidien) and previously held positions of increasing responsibility at Edwards Lifesciences, Medtronic, TriPath Imaging (acquired by Becton Dickinson), and Parallax Medical (acquired by Arthrocare). Mr. Ruedy received a B.A. in English and international relations from Bucknell University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2022. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer, and the executive officers (other than our principal executive officer and principal financial officer) who were our most highly compensated executive officers as of December 31, 2022, and who we refer to as our “named executive officers.” For 2022, our named executive officers were:

▪Erica J. Rogers, our President, Chief Executive Officer and Director;

▪Lucas W. Buchanan, our Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

▪Andrew S. Davis, our Chief Commercial Officer;

▪Kevin M. Klemz, our Executive Vice President, Chief Legal Officer and Secretary; and

▪Richard M. Ruedy, our Executive Vice President of Clinical, Regulatory Affairs, and Quality Assurance.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executives, including our named executive officers, in 2022.

Overview

We are a medical device company focused on reducing the risk of stroke and its devastating impact. We believe a key to stroke prevention is minimally invasive and technologically advanced intervention to safely and effectively treat carotid artery disease, one of the leading causes of stroke. We have pioneered a new approach for the treatment of carotid artery disease called transcarotid artery revascularization, or TCAR, which we seek to establish as the standard of care.

2022 Financial and Business Highlights

▪Revenue for the full year 2022 was $138.6 million, an increase of $37.2 million or 37%, compared to 2021.

▪Gross profit for the full year 2022 was $100.8 million compared to $76.0 million for 2021.

▪Gross margin for the full year 2022 declined to 73% compared to 75% in 2021, predominantly driven by increased manufacturing and overhead costs associated with bringing online a second manufacturing facility, as well as unfavorable production variances due to the impacts of COVID-19 in the first quarter of 2022.

▪Operating expenses were $152.8 million for the full year 2022, compared to $123.5 million in 2021.

▪Loss from operations was $52.0 million for 2022, as compared to a loss of $47.5 million in 2021.

▪Cash, cash equivalents and short-term investments were $213.7 million as of December 31, 2022.

▪We strengthened our balance sheet and cash position through a new loan and security agreement in May 2022 which provides for a $225.0 million loan facility, comprised of a $25.0 million secured revolving credit facility and a $200.0 million secured term loan facility and the completion of our underwritten public offering in October 2022, which raised $109.0 million of net proceeds, after underwriting fees and offering expenses.

▪In the second quarter of 2022, we announced FDA label and Medicare coverage expansions for the use of TCAR in standard surgical risk patients.

▪We received 510(k) clearance from the FDA in the third quarter of 2022 for our ENROUTE Enflate Transcarotid RX Balloon Dilatation Catheter and initiated a limited market release in the fourth quarter, with a full market release in 2023.

▪We began commercial ENROUTE NPS production at our second manufacturing facility in Minnesota in the third quarter of 2022.

▪In the fourth quarter of 2022, we received regulatory approval in Japan for our ENROUTE NPS and ENROUTE stent.

2022 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the compensation committee took the following key actions with respect to compensation of our named executive officers for and during 2022:

Base Salary. Consistent with our intended approach to provide compensation competitive with peer companies, in 2022, the compensation committee increased base salaries in the range of 6.3% – 8.7%. Our practice has been to review base pay early in the calendar year with changes effective March of the same year. In March 2022, the board of directors approved a base salary increase for our Chief Executive Officer of 8.7%, setting her base salary at $625,000 annually, effective as of March 1, 2022. This change set her base pay rate in the range of Chief Executive Officer roles in our peer companies. Furthermore, in March 2022, the compensation committee approved a base salary increase of 6.3% for Mr. Buchanan to $489,000 annually, effective March 1, 2022. No changes were made to the base salaries of Mr. Davis or Mr. Ruedy during 2022.

Annual Bonus. Consistent again with our intended approach to provide compensation competitive with peer companies, in March 2022, the compensation committee approved a bonus target change for our Chief Executive Officer increasing the target to 80% of base salary, representing an increase of 5%. This change set her annual bonus target at the midpoint of the range of Chief Executive Officer roles in our peer companies. No changes in bonus targets were made for our other named executive officers at that time.

In February 2023, based on the assessment of specific financial measures and operating objectives related to the Company’s near-term and long-term priorities, the compensation committee approved cash bonus payouts of 106.8% of the target for our named executive officers for fiscal 2022, which were paid in March 2023.

Long-Term Incentive Compensation. In order to align the long-term interests of our executives and stockholders, support retention and provide motivational value, in March 2022 the compensation committee granted long-term incentive compensation in the form of stock options to purchase shares of our common stock and RSU awards under our 2019 Plan that may be settled for shares of our common stock. These awards are intended to provide long-term incentive compensation that is comparable with similar roles in our peer companies. The options and the RSUs each vest over a total of four years, provided the executive continues to provide services to the Company through each vesting date. The aggregate grant date fair value of awards made in fiscal 2022 ranged from $8,514,588 for our Chief Executive Officer and from $958,728 to $3,486,601 for our other named executive officers. In addition to awards made in March 2022, the compensation committee granted Mr. Klemz stock options to purchase shares of our common stock and RSUs with a grant date fair value of $1,999,992 in connection with his hire in August 2022.

In November 2022, after a review of competitive market data and the long-term compensation practices among our peer companies, the compensation committee approved PSU awards under our 2019 Plan to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and our Chief Commercial Officer, which may vest and be settled for shares of our common stock based on performance-based and service-based vesting conditions. These awards are intended to place greater emphasis on our long-term performance, help satisfy our retention objectives, and better align the interests of our executive officers with the interests of our stockholders. The PSUs vest at the end of a three-year service period, subject to the officer’s continued services to the Company through the vesting date. The total number of shares of common stock to be issued upon vesting and settlement of the PSUs will be determined based on the total stockholder return (“TSR”), of our common stock relative to the group of peer companies listed under the “Competitive Positioning” table below over a three-year performance period and range from 0% to 200% of the target value of shares awarded, depending on the Company’s stock performance against the targeted peer companies. No PSUs are earned if the Company’s TSR performance is below the 50th percentile of the peer companies. The aggregate fair value of PSU awards made in fiscal 2022 ranged from $5,596,104 for our Chief Executive Officer to $5,201,914 for our Chief Operating Officer and Chief Financial Officer, and our Chief Commercial Officer. In 2023, we incorporated PSU’s into our annual long-term incentive program.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2022, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do	What We Don’t Do

Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

Retain an Independent Compensation Advisor. The compensation committee engages and retains its own advisors. During 2022, the compensation committee engaged Compensia to provide information, analysis, and other advice to assist with its responsibilities. Compensia performs no other consulting services for the Company.

No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.

No Excise Tax Payments on Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

Reasonable Change-in-Control Arrangements. The post-employment compensation arrangements for our executives, including our named executive officers, provide for amounts and multiples that are within reasonable market norms.

Stock Ownership Requirements. Our stock ownership guidelines for our non-employee directors and executive officers require maintenance of a specified level of ownership based on compensation.

Prohibition on Hedging and Pledging. Under our Insider Trading Policy, we prohibit our employees from hedging any Company securities and from pledging any Company securities as collateral for a loan.

Succession Planning. Our board of directors reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy.

Limited Perquisites. We provide minimal perquisites and other personal benefits to our named executive officers.

No Special Retirement, Health, or Welfare Benefits. We do not provide our named executive officers with any retirement, health or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

No Stock Option Repricing. We do not reprice options to purchase shares of our common stock without stockholder approval.

Stockholder Advisory Votes on Named Executive Officer Compensation

Annually, the Company offers stockholders the opportunity to cast an advisory vote on our executive compensation program (commonly known as a “Say-on-Pay” vote). At the Annual Meeting of Stockholders to which this proxy statement relates, we will be conducting a non-binding vote on the compensation of our named executive officers. See Proposal No. 2 in this proxy statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Results of Stockholder Advisory Vote on Named Executive Officer Compensation

At our annual meeting on June 9, 2022, 85.3% (excluding abstentions and broker non-votes) of the votes were in favor of the say-on-pay proposal covering our executive compensation program last year. Although a majority of stockholders expressed support for the compensation of our named executive officers, the compensation committee values any additional stockholder feedback and endeavors to respond to stockholders’ concerns. We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, such as executive compensation. Additionally, the compensation committee obtains feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Compensia, and assesses the reports and publications of proxy advisory firms. The compensation committee also reviews the Company's performance, the compensation practices of its peers and compensation surveys and other materials regarding general and executive compensation.

Executive Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executives, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly competitive environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executives with our performance and long-term value creation for our stockholders.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation committee considers market and industry practices, including the compensation practices of our peer group, as discussed below. While the compensation committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the compensation committee to review executive compensation annually.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our compensation philosophy, provides oversight of our compensation policies, and reviews and approves our executive compensation program, including the specific compensation of our named executive officers and other executives. The compensation committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executives. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. The charter is available on our Company website at https://investors.silkroadmed.com.

While the compensation committee determines our overall compensation philosophy and approves the compensation of our executives, it relies on its compensation consultant and legal counsel, as well as our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer, and our Vice President, Human Resources to formulate recommendations with respect to specific compensation actions. The compensation committee makes all final decisions regarding compensation, including base salary levels, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. The compensation of our Chief Executive Officer is additionally reviewed and approved by the full board of directors without her participation. The compensation committee meets on a regularly scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with our board of directors.

At the beginning of each year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executives, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The factors considered by the compensation committee in determining the compensation of our executives, including our named executive officers, for 2022 included:

▪the recommendations of our Chief Executive Officer (except with respect to her own compensation);

▪our performance against the short-term and long-term financial, operational and strategic objectives established by the compensation committee and our board of directors;

▪the need to retain executives;

▪a review of the relevant competitive market analysis prepared by its compensation consultant and advisors;

▪the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our peer group and/or selected compensation surveys;

▪the knowledge, skills, experience, qualifications, tenure and expected future contribution of the individual executive officer;

▪historical compensation provided to our executives; and

▪internal pay equity based on the impact on our business and performance.

The compensation committee did not weigh these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the compensation committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation committee also evaluates the performance of our Chief Executive Officer each year and makes a recommendation to the board of directors regarding her base salary adjustments, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. Our Chief Executive Officer is not present during any of the deliberations regarding her compensation.

Role of our Chief Executive Officer and Management

The compensation committee works with members of our management, including our Chief Executive Officer and Vice President, Human Resources, in determining the compensation of our named executive officers and other executives. Our management works with the compensation committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the compensation committee as described in the following paragraph and is involved in the determination of compensation for executives.

At the beginning of each year, our Chief Executive Officer reviews the performance of our executives, including the named executive officers, for the previous year and then makes recommendations to the compensation committee for each element of compensation. Using her subjective evaluation of each executive’s performance and taking into consideration historical compensation awards to our executives and named executive officers and our corporate performance during the preceding year, these recommendations include base salary adjustments, target annual bonus opportunities for the subsequent year, actual bonus payments for the previous year, and long-term incentives in the form of equity awards for each of our executives (other than herself). The compensation committee then reviews these recommendations and considers the factors described above and makes decisions as to the total direct compensation of each executive (other than our Chief Executive Officer), as well as each individual compensation element.

While the compensation committee considers our Chief Executive Officer’s recommendations (for executives other than herself), as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executives and named executive officers. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executives. Moreover, no executive participates in the determination of the amounts or elements of his or her own compensation.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determined in its sole discretion, to assist in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

For fiscal 2022, the compensation committee engaged Compensia, a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Compensia were as follows:

▪assisted in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executives;

▪provided advice with respect to compensation best practices and market trends for executives and members of our board of directors;

▪conducted an analysis of the levels of overall compensation and each element of compensation for our executives;

▪conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors; and,

▪provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Compensia reports to the compensation committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer and Vice President, Human Resources, for purposes of gathering information on proposals that management may make to the compensation committee. During 2022, Compensia met with various executives to collect data and obtain management’s perspective on various executive compensation proposals.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the Nasdaq Stock Market, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the compensation committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the compensation committee, as well as compensation survey data. The compensation peer group consists of health care supplies and equipment companies that are similar to us in terms of revenue, market capitalization and industry focus. In December 2021, the compensation committee, with the assistance of Compensia and input from management, developed and approved the following compensation peer group of 18 publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2022 compensation decisions:

Alphatec Holdings	Cerus	Outset Medical
AtriCure	Glaukos	Pulmonx
Atrion	Inari Medical	ShockWave Medical
AxoGen	Inspire Medical Systems	SI-Bone
Axonics	LeMaitre Vascular	STAAR Surgical
Cardiovascular Systems	OrthoPediatrics	Tactile Systems Technology

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following primary criteria:

▪publicly traded health care supplies and equipment companies, and other health care companies, with a preference for companies that treat cardiovascular diseases;

▪headquartered in the United States;

▪revenues of ~0.4x to ~2.5x our annual revenue; and,

▪a range of ~0.4x to ~2.5x our market capitalization.

Where appropriate, the peer group was further refined by focusing on companies with strong one- and three-year revenue growth (where applicable), strong market cap-to-revenue multiples and companies with similar headcount.

The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers. Although the compensation committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe that compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group.

Compensation Elements

In 2022, the three primary elements of our executive compensation program consisted of base salary, annual bonus opportunities, and long-term incentive compensation in the form of stock options, RSUs and PSUs. Our executives also participate in the standard employee benefit plans available to most of our employees. In addition, our executives are eligible for post-employment (severance and change of control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executives, including our named executive officers, in 2022 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executives are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executives through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executives. Thereafter, the compensation committee reviews the base salaries of our executives, including our named executive officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In March 2022, the compensation committee reviewed the base salaries of our executives, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our Chief Executive Officer (except with respect to her own base salary), as well as the other factors described above. Following this review, the compensation committee set the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness. Our practice has been to review base pay in the first quarter with changes effective March 1. The base salaries of our named executive officers in effect at the end of 2022 were as follows:

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	(1)	Percentage Adjustment
Erica J. Rogers	575,000	625,000		8.7%
Lucas W. Buchanan	460,000	489,000		6.3%
Andrew S. Davis	460,000	460,000		- %
Kevin M. Klemz	—	430,000		- %
Richard M. Ruedy	325,000	325,000		- %

_________________

(1) These base salaries were effective March 1, 2022 for Ms. Rogers and Mr. Buchanan (or effective August 15, 2022 in the case of Mr. Klemz).

The base salaries paid to our named executive officers during 2022 are set forth in the “Fiscal 2022 Summary Compensation” table below.

Annual Bonuses

We use annual bonuses to motivate our executives, including our named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executives. Annual bonuses are not guaranteed and may vary materially from year to year.

Typically, the compensation committee establishes bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executives for our actual corporate performance over our fiscal year. The bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

Under the bonus plan for 2022 (the “2022 Bonus Plan”), the compensation committee had the authority to select the performance measures and related target levels applicable to the annual bonus opportunities for our named executive officers and other executives. The performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, and any actual results were subject to adjustment by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met. The 2022 Bonus Plan included minimum and maximum achievement levels for purposes of determining bonus payouts under its formula. See the section titled “Corporate Performance in Fiscal 2022 and Payouts” for specific objectives, targets, thresholds and weightings related to the 2022 Bonus Plan.

Under the 2022 Bonus Plan, the compensation committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment could be below, at, or above a participant’s target bonus opportunity, in the compensation committee’s sole discretion. The compensation committee could determine the amount of any reduction or increase on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considers.

Target Bonus Opportunities

In 2022, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual bonus opportunities for our executives, including our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (except with respect to her own target bonus opportunity), as well as factors described in the section titled “Compensation-Setting Process” above. Following this review, the compensation committee determined the target annual bonus opportunities for each of our named executive officers under the 2022 Bonus Plan. The target for Ms. Rogers was increased from 75% to 80% of her base salary in order to align Ms. Rogers’ total compensation package with our peer companies and with her current scope of responsibilities; targets for our other named executive officers were not changed. The target bonus opportunity, expressed as a percentage of his or her annual base salary in effect at the end of the year, were as follows:

Named Executive Officer	2022 Base Salary ($)	2022 Target Bonus Opportunity (as a percentage of base salary)	2022 Target Bonus Opportunity ($)
Erica J. Rogers	625,000	80%	500,000
Lucas W. Buchanan	489,000	70%	342,300
Andrew S. Davis	460,000	70%	322,000
Kevin M. Klemz	430,000	60%	98,522	(1)
Richard M. Ruedy	325,000	40%	130,000

_________________

(1) Reflects pro-rated 2022 Target Bonus Opportunity for Mr. Klemz effective as of his hire date of August 15, 2022.

Corporate Performance in Fiscal 2022 and Payouts

The compensation committee set targets that the committee and management deemed challenging, yet possible, to attain. The determination of the annual targets was based on financial and functional measures. The compensation committee used commercial execution (revenue growth) and operating expense management because it believed that these metrics were highly linked to creating both short and long-term value to stockholders. The compensation committee also used functional objectives relating to product innovation and development and increasing our total addressable market because it understands that these objectives were directly linked to creating long-term value for stockholders. The committee applied business judgement in setting these objectives and related targets, thresholds, and weightings.

For purposes of the 2022 Bonus Plan:

▪“Revenue” meant GAAP revenue as reported in our audited financial statements;

▪“Strategic Initiatives” is defined as significant and meaningful progress on the development and launch of products in our TCAR portfolio, successful launch of standard surgical risk designation after FDA and reimbursement approval, obtaining validation for our second manufacturing facility; and

▪“Operating expenses and gross margin” meant operating expenses as reported in our audited financial statements, excluding stock-based compensation expense, and gross margin as calculated based on the gross profit and revenue as reported in our audited financial statements.

In February 2023, based on the assessment of the Company's performance against these objectives, the compensation committee determined to award bonuses to our executives, including our named executive officers, pursuant to the 2022 Bonus Plan and approved bonus payouts of 106.8% of target for our named executive officers. Awards were determined based on objectives and related targets, thresholds, and weightings set in early 2022. There was no discretion applied. Specifically, performance against set objectives included the following metrics:

Corporate Performance Measure	Weighting	Threshold	Threshold %	Target	Target Payout %	Maximum Payout %	Actual Achievement %
Revenue	60%	$120 million	90%	$135 million	100%	200%	76.8%
Strategic Initiatives	30%	N/A	N/A	Completion of established initiatives	100%	100%	20%
Operating Expenses and Gross Margin	10%	N/A	N/A	Operating expenses between 90% and 105% of spending goal, excluding stock-based compensation expense Gross margin at or above specified goal	100%	100%	10%

Our financial performance measures were set to ensure payouts only above a minimum revenue growth target or gross margin and management of operating expenses within a defined range.

The following table sets forth the target annual bonus opportunities and the actual bonus payments made to our named executive officers for 2022:

Named Executive Officer	2022 Target Bonus Opportunity	Annual Payout as a Percent of 2022 Target Bonus Opportunity	2022 Actual Bonus Award
Erica J. Rogers	500,000	106.8%	534,000
Lucas W. Buchanan	342,300	106.8%	365,576
Andrew S. Davis	322,000	106.8%	343,896
Kevin M. Klemz (1)	98,522	106.8%	105,221
Richard M. Ruedy	130,000	106.8%	138,840

_________________

(1) Reflects pro-rated 2022 Target Bonus Opportunity and 2022 Actual Bonus Award for Mr. Klemz effective as of his hire date of August 15, 2022.

Additionally, the compensation committee awarded Mr. Ruedy a supplemental discretionary bonus of $69,420 for 2022 related to his achievements in obtaining standard risk approval. The annual bonuses paid to our named executive officers for 2022 are set forth in the “Fiscal 2022 Summary Compensation” table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executives, including our named executive officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. Historically, we have relied on options to purchase shares of our common stock. Beginning in 2020, after a review of competitive market data and an evaluation of our total rewards program, the compensation committee approved a change to our equity awards for our executive officers to grant a combination of both options to purchase shares of our common stock and time-based RSU awards that could vest and be settled for shares of our common stock. In November 2022, the compensation committee approved a further change to our equity awards program for certain executive officers to offer PSUs, in addition to the combination of options to purchase shares or our common stock and time-based RSU awards. The November 2022 PSUs awarded are only earned if the Company’s TSR performance is at or above the 50th percentile of peer companies over the three-year performance period. The compensation committee believes the RSU and PSU awards that may be settled for shares of our common stock provide additional alignment of the interests of our executive officers with the interests of our stockholders, place greater emphasis on our long-term financial performance and help satisfy our retention objectives. The compensation committee views equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives, are inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the shares of our common stock underlying these awards are ever earned or purchased. The compensation committee further believes these awards enable us to attract and retain key talent in our industry and align our executives’ interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executives the compensation committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In March 2022, the compensation committee approved equity awards for our executives, including our named executive officers, in recognition of our financial results and each executive officer’s individual performance for 2021. These equity awards consisted of both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. In addition to awards made in March 2022, the compensation committee granted options and RSUs to Mr. Klemz as part of a package that was approved in August 2022 following his hire. In November 2022, the compensation committee also approved the award of PSUs to certain executive officers that may be settled for shares of our common stock based on performance-based and service-based vesting conditions. In determining the amount of each executive officer’s equity award, the compensation committee took into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives, the overall competitiveness of our total executive compensation program, and benchmark data provided by Compensia. While the grant date fair values of the 2022 annual grants exceeded last year’s grant date fair values, the compensation committee believed these increases were warranted and reasonable taking into account all of these factors. The equity awards granted to our named executive officers in 2022 are shown in the table below.

Named Executive Officer	Stock Options (# of shares)	RSU Award (# of shares)	PSU Award(1) (# of shares)	Aggregate Equity Awards (grant date fair value) ($)
Erica J. Rogers	248,020	116,570	69,156	14,110,692
Lucas W. Buchanan	59,530	65,280	69,156	8,688,516
Andrew S. Davis	31,750	34,820	69,156	7,061,595
Kevin M. Klemz	39,539	20,325	—	1,999,992
Richard M. Ruedy	16,370	17,950	—	958,728

_________________

(1)Represents PSUs, with each unit representing the contingent right to receive up to 2.0 shares of our common stock. The number of shares to be issued is based on the TSR of our common stock relative to a group of peer companies measured over a three-year performance period. The PSUs vest at the end of the three-year performance period, subject to continued service through such vesting date. For additional detail on the PSUs awarded in November 2022, see the section titled “Compensation Discussion and Analysis—Performance Stock Units” below.

Stock Options

The options to purchase shares of our common stock granted to our executives, including the named executive officers, in 2022 were subject to a time-based vesting requirement providing that these options are to vest over a four-year period, with 1/48th of the total number of shares of our common stock subject to an option vesting on the one month anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option each month thereafter, assuming the continued service of the applicable executive on each such vesting date.

Restricted Stock Units

The RSU awards granted to our executives, including the named executive officers, in 2022 were subject to a time-based vesting requirement providing that these awards are to vest over a four-year period, with 25% of the shares of our common stock subject to the award on the first anniversary of the vesting commencement date and as to 1/4th of the shares subject to the award each year thereafter, assuming the continued service of the applicable executive on each such vesting date.

Performance Stock Units

The PSU awards granted to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and Chief Commercial Officer in 2022 were subject to performance-based and service-based vesting conditions. The PSUs vest at the end of a three-year service period, subject to the officer’s continued service to the Company. Each PSU award represented the contingent right to receive up to 2.0 shares of our common stock, with the number of shares determined based on a pre-established formula tied to the level of achievement of TSR by the Company relative to the group of peer companies listed under the “Competitive Positioning” table above.

The number of shares earned and issuable is determined by multiplying the target number of PSUs by an achievement factor for each one-year, two-year and three-year performance period commencing November 14, 2022 and ending on the earlier of November 14, 2025 or a change in control, with performance between levels determined based on linear interpolation, as set forth in the tables below.

Performance Period	Performance Period Target PSUs
November 14, 2022 – November 14, 2023	1/3 of Target Number of Performance Stock Units
November 14, 2022 – November 14, 2024	1/3 of Target Number of Performance Stock Units
November 14, 2022 – November 14, 2025	100% of Target Number of Performance Stock Units

Relative TSR for the Applicable Performance Period	Achievement Factor
At or Above 75th percentile	200%
70th percentile	166.7%
65th percentile	133.3%
60th percentile	100%
55th percentile	62.5%
50th percentile	25%
Below 50th percentile	0%

In the event of a change in control, 100% of any earned but unvested PSUs will vest on the change in control date. A number of PSUs will also become earned and vested on the change in control date by treating the performance period end date as the change in control date, with determination of the degree of attainment of TSR based on the year three performance period.

The equity awards granted to our named executive officers in 2022 are set forth in the “Fiscal 2022 Summary Compensation” table and the “2022 Grants of Plan-Based Awards” table above.

In 2023, we incorporated PSUs into our annual long-term incentive program for all executive officers.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executives, who satisfy certain eligibility requirements, including requirements relating to age that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participant contributions are 100% vested when contributed under the plans. In 2022, we made matching contributions into the Section 401(k) plan for our employees, including our executives. Matching contributions vest over a three year period with one-third vesting each year and are 100% vested after three years of service. Under the plan, participants contributions are allocated to each participant’s individual account and are then invested in investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executives, including our named executive officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our executives, and named executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executives, including our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Named Executive Officer Employment Letters

We have entered into a confirmatory employment letters with each of our named executive officers that are for no specific term and that provide for at-will employment.

Kevin M. Klemz

We entered into an employment letter in August 2022 with Kevin M. Klemz, our Executive Vice President, Chief Legal Officer and Secretary. This letter has no specific term and provides for at-will employment. Mr. Klemz’s current annual base salary is $430,000 and he is eligible to receive an annual performance bonus with a target amount determined as 60% of Mr. Klemz’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee. Mr. Klemz also received a $100,000 lump sum retention bonus payment that will not be fully earned until the first anniversary of his employment with the Company and a pro-rata portion must be repaid if employment is voluntarily terminated prior to the one-year anniversary employment date.

Executive Officer Change in Control and Severance Agreements

We have entered into change of control and severance agreements with each of our named executive officers, which superseded any and all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has an initial term of three years and automatic renewal for additional one-year terms unless either party provides written notice of nonrenewal. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee without “cause” (excluding by reason of the employee’s death or “disability,”) or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:

(i) a lump sum severance payment, less applicable withholdings, equal to the payment of employee’s base salary, as then in effect. For Ms. Rogers, severance is calculated as 18 months plus one additional month for each year she has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 24 months. For Mr. Buchanan, Mr. Klemz and Mr. Ruedy, respectively, a severance payment of 12 months. For Mr. Davis, severance is calculated as 6 months plus one additional month for each year he has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 12 months.

(ii) a lump sum payment, less applicable withholdings, equal to a percentage of the employee’s annual target bonus for the year in which the termination occurs. For Ms. Rogers, such percentage is 100% of the target annual bonus in effect for the year plus 8.33% for each full year Ms. Rogers has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 200%. For Mr. Buchanan, Mr. Klemz and Mr. Ruedy, respectively, such percentage is 100% of the target annual bonus in effect for the year. For Mr. Davis, such percentage is 50% of the target annual bonus in effect for the year plus 8.33% for each full year Mr. Davis has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 100%.

(iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents through the applicable employee’s severance period (with an additional limit of 18 months for Ms. Rogers), and

(iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee without cause (excluding by reason of the employee’s death or disability), or, with respect to Ms. Rogers and Mr. Klemz’s new hire award equity acceleration (discussed below), the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:

(i) a lump sum severance payment, less applicable withholdings. For Ms. Rogers and Mr. Klemz, a payment equal to 12 months of their base salary, as then in effect. For Mr. Buchanan and Mr. Ruedy, a payment of 9 months of their base salary, as then in effect. For Mr. Davis, a payment equal to six months of his average total annualized cash compensation, as measured over the prior 12-month period preceding Mr. Davis’ termination of employment, including salary and bonuses.

(ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 12 months for Ms. Rogers and Mr. Klemz, nine months for Mr. Buchanan and Mr. Ruedy, and six months for Mr. Davis, respectively, and

(iii) accelerated vesting as to 100% of the new hire equity grant for Mr. Klemz (consisting of Mr. Klemz’s stock options and RSU awards granted in 2022) if Mr. Klemz is terminated without cause or employment is terminated for “good reason” within one year following a change in our Chief Executive Officer that occurs prior to August 15, 2024.

Under each of these agreements, in the event any payment to the applicable employee pursuant to his or her change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Potential Payments Upon Change in Control

The following table presents the estimated payments and benefits each of our named executive officers would have received had their employment with the Company been terminated on December 31, 2022, within the change in control period as defined above, without “cause” or had resigned for “good reason” in connection with a change in control of the Company:

Named Executive Officer	Estimated Total Value of Cash Payment ($)	Estimated Value of Health Insurance Coverage ($)	Value of Accelerated Equity ($)(1)	Total ($)
Erica J. Rogers	2,208,150	35,959	15,881,995	18,126,104
Lucas W. Buchanan	831,300	27,348	9,420,775	10,279,423
Andrew S. Davis	782,000	34,066	7,846,974	8,663,040
Kevin M. Klemz	688,000	27,419	1,218,494	1,933,913
Richard M. Ruedy	455,000	23,973	1,823,134	2,302,107

_________________

(1)The value of acceleration of any outstanding and unvested stock option, RSU or PSU awards held by our named executive officers is based on a market value of $52.85, the closing stock price of our common stock on December 31, 2022, with calculation of the PSU awards vesting at 100% of target. The value of the accelerated RSUs or PSUs in this table are calculated by multiplying the number of shares subject to acceleration by $52.85. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) $52.85 minus the applicable exercise price per share.

The following table presents the estimated payments and benefits each of our named executive officers would have received had their employment with the Company been terminated on December 31, 2022, outside of the change in control period as defined above, without “cause” or had resigned for “good reason” in connection with a change in control of the Company:

Named Executive Officer	Estimated Total Value of Cash Payment ($)	Estimated Value of Health Insurance Coverage ($)	Value of Accelerated Equity ($)(1)	Total ($)
Erica J. Rogers	625,000	23,973	15,881,995	16,530,968
Lucas W. Buchanan	366,750	20,511	9,420,775	9,808,036
Andrew S. Davis	401,948	17,033	7,846,974	8,265,955
Kevin M. Klemz	430,000	27,419	1,218,494	1,675,913
Richard M. Ruedy	243,750	17,979	1,823,134	2,084,864

_________________

(1)The value of acceleration of any outstanding and unvested stock option, RSU or PSU awards held by our named executive officers is based on a market value of $52.85, the closing stock price of our common stock on December 31, 2022, with calculation of the PSU awards vesting at 100% of target. The value of the accelerated RSUs or PSUs in this table are calculated by multiplying the number of shares subject to acceleration by $52.85. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) $52.85 minus the applicable exercise price per share.

Other Compensation Policies

Stock Ownership Requirements

We adopted stock ownership guidelines for our non-employee directors and executive officers that require maintenance of a specified level of ownership based on compensation to ensure that their interests would be closely aligned with those of our stockholders.

Prohibition of Hedging and Pledging Securities

Our insider trading policies prohibit the members of our board and all employees, including our named executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding Company securities in a margin account. Named executive officers, our directors, and all employees are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Compensation Risk Assessment

The compensation committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our Chief Executive Officer), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2022, the compensation committee considered the potential future effects of Section 162(m) when determining named executive officer compensation and the compensation committee is expected to consider the potential future effects of Section 162(m) when determining future named executive officer compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2022 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSU and PSU awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk-free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. Significant amounts of judgment are also involved in the inputs used in the valuation of PSU awards using the Monte Carlo simulation model. These inputs are based upon assumptions as to the volatility of our group of peer companies, the Company’s volatility, risk free interest rates, and the correlation with index.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Fiscal 2022 Summary Compensation

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer, our Chief Financial and Operating Officer and our three other most highly compensated executive officers in our fiscal year ended December 31, 2022. The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Erica J. Rogers(5)	2022	616,667	—	9,793,789	4,316,903	534,000	15,714	15,277,073
President, Chief Executive Officer and Director	2021	556,250	—	1,200,010	1,128,619	414,431	16,603	3,315,913
	2020	490,000	—	413,689	1,246,966	—	7,125	2,157,780
Lucas W. Buchanan(5)(6)	2022	484,167	—	7,621,844	1,066,672	365,576	20,809	9,559,068
Chief Operating Officer and Chief Financial Officer	2021	460,000	—	624,890	587,568	309,442	20,833	2,002,733
	2020	395,000	309,120	1,648,028	1,972,449	—	11,113	4,335,710
Andrew S. Davis(5)	2022	460,000	—	6,492,692	568,904	343,896	32,430	7,897,922
Chief Commercial Officer	2021	448,333	—	2,624,896	587,568	309,442	19,441	3,989,680
	2020	437,500	211,200	191,461	583,850	—	7,125	1,431,136
Kevin M. Klemz(7)	2022	162,879	100,000	999,990	1,000,002	105,221	8,415	2,376,507
Executive Vice President, Chief Legal Officer and Secretary
Richard M. Ruedy(5)	2022	325,000	69,420	665,407	293,321	138,840	9,150	1,501,138
Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance	2021	317,500	—	237,790	225,234	124,930	7,250	912,704
	2020	307,500	120,960	103,616	311,233	—	815	844,124

_________________

(1)Amounts for 2020 reflect a year-end discretionary bonus paid on February 26, 2021, with 50% of the bonus paid in cash and 50% paid in the form of fully vested Restricted Stock Units, of which Mr. Buchanan received 2,676 shares, Mr. Davis received 1,828 shares, and Mr. Ruedy received 1,047 shares. Ms. Rogers elected to forego her 2020 year-end discretionary bonus of $396,000. Amounts for 2022 reflect a $100,000 lump sum retention bonus paid to Mr. Klemz upon hire that will not be fully earned until the first anniversary of his employment with the Company and a 2022 discretionary bonus of $69,420 to Mr. Ruedy paid on March 15, 2023.

(2)The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options awarded to the named executive officers calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2022 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

(3)Non-Equity Incentive Plan Compensation amounts for 2021 for all named executive officers were paid on March 15, 2022 to Ms. Rogers and on March 16, 2022 for Mr. Buchanan, Mr. Davis and Mr. Ruedy, pursuant to our 2021 Bonus Plan, as described in the section titled “Executive Compensation—Non-Equity Incentive Plan Compensation” below. Non-Equity Incentive Plan Compensation amounts for 2022 for all named executive officers were paid on March 15, 2023, pursuant to our 2022 Bonus Plan, as described in the section titled “Executive Compensation—Non-Equity Incentive Plan Compensation” below.

(4)The amounts for 2020 and a portion of the amount for 2021 represent amounts earned under the Company’s 401(k) matching contribution program, which are 100% vested based on tenure with the Company. The 2020, 2021 and 2022 amounts for Mr. Buchanan also represent funds contributed to his health savings account in the amount of $3,988, $3,300 and $3,300, respectively. The 2022 amounts for Mr. Klemz also represent funds contributed to his health savings account in the amount of $1,100. The 2021 and 2022 amounts for Ms. Rogers, Mr. Buchanan and Mr. Davis also includes the cost of non-business related President’s Club travel and lodging expenses paid by the Company, which for 2022 were $4,533, $5,772, and $16,702, respectively. For 2022, Ms. Rogers, Mr. Buchanan and Mr. Davis also received payments equal to $2,031, $2,587 and $6,578, respectively, in order to make the payment of such expenses tax neutral for each executive.

(5)Ms. Rogers’, Mr. Buchanan’s, Mr. Davis’ and Mr. Ruedy’s salaries were increased to $550,000, $380,000, $440,000 and $315,000 effective July 1, 2020, respectively. Mr. Davis has served as our Chief Commercial Officer since July 1, 2020 and previously served as our Executive Vice President, Global Sales and Marketing. Mr. Davis’ salary was increased to $460,000 effective August 1, 2021. Ms. Rogers’ and Mr. Ruedy’s salaries were increased to $575,000 and $325,000 effective October 1, 2021. Ms. Rogers’ salary was increased to $625,000 effective March 1, 2022.

(6)Mr. Buchanan has served as our Chief Operating Officer and Chief Financial Officer since October 1, 2020 and previously served as our Chief Financial Officer. Mr. Buchanan’s salary was increased to $460,000 effective October 1, 2020. Mr. Buchanan’s salary was increased to $489,000 effective March 1, 2022.

(7)Mr. Klemz’s annual base salary was $430,000 which was pro-rated from August 15, 2022.

Non-Equity Incentive Plan Compensation

We provide each of our named executive officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each named executive officer. For additional information with respect to our formula-based incentive payments to named executive officers for 2022, see the section titled “Compensation Discussion and Analysis—Annual Bonuses” above.

2022 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Named Executive Officer	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units or Units(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4) ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Erica J. Rogers	3/3/2022	—	—	—	—	—	—	—	248,020	36.01	4,316,903
	3/3/2022	—	—	—	—	—	—	116,570	—	—	4,197,685
	11/16/2022	—	—	—	17,289	69,156	138,312	—	—	—	5,596,104
	—	345,000	500,000	800,000	—	—	—	—	—	—	—
Lucas W. Buchanan	3/2/2022	—	—	—	—	—	—	—	59,530	37.07	1,066,672
	3/2/2022	—	—	—	—	—	—	65,280	—	—	2,419,930
	11/14/2022	—	—	—	17,289	69,156	138,312	—	—	—	5,201,914
	—	236,187	342,300	547,680	—	—	—	—	—	—	—
Andrew S. Davis	3/2/2022	—	—	—	—	—	—	—	31,750	37.07	568,904
	3/2/2022	—	—	—	—	—	—	34,820	—	—	1,290,778
	11/14/2022	—	—	—	17,289	69,156	138,312	—	—	—	5,201,914
	—	222,180	322,000	515,200	—	—	—	—	—	—	—
Kevin M. Klemz	8/15/2022	—	—	—	—	—	—	—	39,539	49.20	1,000,002
	8/15/2022	—	—	—	—	—	—	20,325	—	—	999,990
	—	67,980	98,522	157,635	—	—	—	—	—	—	—
Richard M. Ruedy	3/2/2022	—	—	—	—	—	—	—	16,370	37.07	293,321
	3/2/2022	—	—	—	—	—	—	17,950	—	—	665,407
	—	89,700	130,000	208,000	—	—	—	—	—	—	—

_________________

(1)Amounts represent the potential cash payout amounts under our 2022 Bonus Plan. Threshold amounts assume achievement of the revenue performance measure at threshold of 90% and strategic initiatives at 5%, resulting in achievement of 69% of target. Maximum amounts assume achievement of revenue at 200%, resulting in achievement of 160% of target. The amounts for Mr. Klemz reflects pro-rated potential cash payouts effective as of his hire date of August 15, 2022. For additional information on our annual bonus program, see the section titled “Compensation Discussion and Analysis—Annual Bonuses” above.

(2)Represents PSUs, with each unit representing the contingent right to receive up to 2.0 shares of our common stock. The number of shares to be issued is based on the TSR of our common stock relative to a group of peer companies measured over a three-year performance period. The PSUs vest at the end of the three-year performance period, subject to continued service through such vesting date. The number of PSUs at threshold corresponds to 0.25 shares issuable based on threshold achievement of the TSR metric at the 50th percentile of peer companies. For additional detail on the PSUs awarded in November 2022, see the section titled “Compensation Discussion and Analysis—Performance Stock Units” below.

(3)Represents RSUs, which vest over four years on each one-year anniversary of the vesting commencement date, subject to continued service through each such vesting date.

(4)Represents the fair market value of our common stock on the date of grant based on the closing price of our common stock on the Nasdaq Global Select Market.

(5)Represents the aggregate grant-date fair value of the stock awards and stock options awarded to the named executive officers calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2022 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the median of the annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer, Ms. Rogers.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported. When determining the median employee, we considered all who were employed by us on December 31, 2022, and included actual salary earned including any overtime, recognition awards including actual bonus or commission earned for the performance in 2022, the grant date value of equity awards, and value of the Company’s matching contribution in the 401(k) plan. For employees hired during 2022, we used actual compensation and did not annualize for the full year. We included full-time, part-time, and temporary employees, of which there were none on December 31, 2022.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the Fiscal 2022 Summary Compensation table. For 2022, the median of the annual total compensation of our employees, other than Ms. Rogers, was $176,552 and the annual total compensation of Ms. Rogers, as reported in the “Fiscal 2022 Summary Compensation” table, was $15,277,073. Based on this information, the ratio of Ms. Rogers’ annual total compensation to the median of the annual total compensation of all employees for 2022 was 87:1.

Pay Versus Performance

The following table provides information about compensation to our Chief Executive Officer (referred to below as our “PEO”) and to our remaining named executive officers and our financial performance for each of the fiscal years ended December 31, 2022, 2021, and 2020:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(3) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(2) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)	Net Loss(5) ($)	Revenue(6) ($)
2022	15,277,073	22,207,540	5,333,659	6,659,604	131	124	(55,010,000)	138,638,000
2021	3,315,913	(1,634,263)	2,301,706	(61,260)	106	153	(49,811,000)	101,475,000
2020	2,157,780	11,624,424	2,203,657	4,396,738	156	123	(47,365,000)	75,227,000

_________________

(1)Our PEO for each of 2022, 2021 and 2020 was Ms. Rogers.

(2)Our non-PEO Named Executive Officers for 2022 were Mr. Buchanan, Mr. Davis, Mr. Klemz (effective August 15, 2022) and Mr. Ruedy, and for

2021 and 2020 were Mr. Buchanan, Mr. Davis and Mr. Ruedy.

(3)The amounts reported as compensation actually paid was computed in accordance with the Pay versus Performance rules under Item 402(v) of Regulation S-K, as described in more detail below. The dollar amounts do not reflect the actual amount of compensation earned or paid to our PEO or non-PEO Named Executive Officers during the applicable year.

(4)Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on December 31, 2019 and reinvesting all dividends until the last day of each reported fiscal year. The total shareholder return of our peer group is based on the NASDAQ US Benchmark Medical Equipment Index, as used in the Company’s performance graph in our annual report.

(5)The dollar amounts reported are the Company’s net loss reflected in the Company’s audited financial statements.

(6)Our company-selected measure is Revenue, which is a GAAP measure. The dollar amounts reported are reflected in our audited financial statements.

To calculate compensation actually paid to our PEO and non-PEO Named Executive Officers, adjustments were made to the Summary Compensation Table total compensation as follows:

	2022		2021		2020
Compensation Actually Paid Calculation Reconciliation	PEO Amount ($)	Average Non-PEO Named Executive Officers Amount ($)	PEO Amount ($)	Average Non-PEO Named Executive Officers Amount ($)	PEO Amount ($)	Average Non-PEO Named Executive Officers Amount ($)
Summary Compensation Table Total	15,277,073	5,333,659	3,315,913	2,301,706	2,157,780	2,203,657
Deduction for "Stock Awards" and "Option Awards" amounts reported in the Summary Compensation Table	(14,110,692)	(4,677,208)	(2,328,629)	(1,629,315)	(1,660,655)	(1,603,546)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	1,129,846	161,455	213,631	88,365	473,269	169,781
Year End Fair Value of Equity Awards Granted During the Year That are Outstanding and Unvested at Fiscal Year End	18,889,848	5,447,237	1,574,220	668,705	3,778,600	1,806,424
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	1,076,522	388,483	(2,816,101)	(898,695)	5,648,095	1,584,081
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(55,057)	5,978	(1,593,297)	(592,025)	1,227,335	236,341
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—	—	—	—
Compensation Actually Paid	22,207,540	6,659,604	(1,634,263)	(61,260)	11,624,424	4,396,738

Company Performance Measures Tabular List

The three measures listed below represent the most important metrics we used to determine 2022 compensation actually paid to our Named Executive Officers given the Company’s stage of development and market opportunities. These metrics are also used in the determination of our 2022 Bonus Plan.

Most Important Performance Measures
Revenue
Gross Margin
Operating Expense

Discussion Regarding Pay Versus Performance Relationship

The graphs below provide descriptions of the relationship between compensation actually paid to our PEO and the average of compensation actually paid to our remaining Named Executive Officers with (i) our cumulative TSR and our Peer Group TSR, (ii) our Net Loss, and (iii) our Revenue, for each of the fiscal years ended December 31, 2022, 2021 and 2020. .

PEO and Average Non-PEO NEO Compensation Actually Paid versus TSR

(12/31/2019 Indexed to $100)

PEO and Average Non-PEO NEO Compensation Actually Paid

Versus Net Loss

 .  .

PEO and Average Non-PEO NEO Compensation Actually Paid versus Revenue
Compensation Actually Paid (in thousands)
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$(5,000)
Revenue (in thousands)
$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
$11,624
$4,397
$75,227
$101,475
$(1,634)
$(61)
$22,208
$138,638
$6,660
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO Named Executive Officers
Silk Road Medical, Inc. Revenue

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2022.

				Option Awards				Stock Awards		Equity Incentive Plan Stock Awards
Name	Grant Date(1)	Vesting Commencement Date(2)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(7)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Number of Shares or Units of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Erica J. Rogers	12/3/2015	12/3/2015		107,467	—	1.60	12/13/2025	—	—	—	—
	8/4/2016	8/4/2016		42,654	—	1.60	8/4/2026	—	—	—	—
	9/30/2016	9/30/2016	(3)	330	—	8.27	9/30/2026	—	—	—	—
	11/30/2017	8/1/2017		74,074	—	6.11	11/30/2027	—	—	—	—
	11/30/2017	8/1/2017		366,666	—	12.15	11/30/2027	—	—	—	—
	11/30/2017	8/1/2017	(4)	22,222	—	12.15	11/30/2027	—	—	—	—
	4/3/2019	4/3/2019		277,715	25,247	20.00	4/3/2029	—	—	—	—
	3/27/2020	3/1/2020		63,215	28,735	30.93	3/27/2030	16,275	860,134	—	—
	3/1/2021	3/1/2021		20,168	25,932	55.30	3/1/2031	6,688	353,461	—	—
	3/3/2022	3/1/2022		15,997	69,323	36.01	3/3/2032	93,570	4,945,174	—	—
	3/3/2022	3/1/2022		30,506	132,194	36.01	3/3/2032	23,000	1,215,550	—	—
	11/16/2022	11/14/2022		—	—	—	—	—	—	17,289	913,724

Lucas W. Buchanan	12/3/2015	12/3/2015	(5)	65,409	—	1.60	12/3/2025	—	—	—	—
	4/3/2019	4/3/2019		27,228	5,865	20.00	4/3/2029	—	—	—	—
	3/27/2020	3/1/2020		18,099	10,055	30.93	3/27/2030	2,338	123,563	—	—
	11/6/2020	10/1/2020		25,428	21,517	69.94	11/6/2030	10,748	568,032	—	—
	3/1/2021	3/1/2021		10,500	13,500	55.30	3/1/2031	8,475	447,904	—	—
	3/2/2022	3/1/2022		5,023	21,767	37.07	3/2/2032	29,380	1,552,733	—	—
	3/2/2022	3/1/2022		6,138	26,602	37.07	3/2/2032	35,900	1,897,315	—	—
	11/14/2022	11/14/2022		—	—	—	—	—	—	17,289	913,724

Andrew S. Davis	12/3/2015	12/3/2015		27,208	—	1.60	12/3/2025	—	—	—	—
	11/30/2017	8/1/2017		63,196	—	4.73	11/30/2027	—	—	—	—
	11/30/2017	8/1/2017	(4)	27,084	—	4.73	11/30/2027	—	—	—	—
	9/13/2018	8/1/2018	(6)	2,647	—	6.11	9/13/2028	—	—	—	—
	4/3/2019	4/3/2019		30,607	3,087	20.00	4/3/2029	—	—	—	—
	3/27/2020	3/1/2020		21,132	10,055	30.93	3/27/2030	2,338	123,563	—	—
	8/13/2020	7/1/2020		3,653	2,415	52.07	8/13/2030	450	23,782	—	—
	3/1/2021	3/1/2021		10,500	13,500	55.30	3/1/2031	8,475	447,904	—	—
	8/2/2021	8/1/2021		—	—	—	—	19,410	1,025,819	—	—
	3/2/2022	3/1/2022		5,953	25,797	37.07	3/2/2032	34,820	1,840,237	—	—
	11/14/2022	11/14/2022		—	—	—	—	—	—	17,289	913,724

Kevin M. Klemz	8/15/2022	8/15/2022	(6)	—	39,539	49.20	8/15/2032	20,325	1,074,176	—	—

Richard M. Ruedy	8/4/2016	8/4/2016		25,925	—	1.60	8/4/2026	—	—	—	—
	9/30/2016	9/30/2016	(3)	4	—	8.27	9/30/2026	—	—	—	—
	11/30/2017	8/1/2017		20,222	—	4.73	11/30/2027	—	—	—	—
	11/30/2017	8/1/2017	(4)	8,666	—	4.73	11/30/2027	—	—	—	—
	4/3/2019	4/3/2019		83,178	7,562	20.00	4/3/2029	—	—	—	—
	3/27/2020	3/1/2020		15,778	7,172	30.93	3/27/2030	1,675	88,524	—	—
	3/1/2021	3/1/2021		4,025	5,175	55.30	3/1/2031	3,225	170,441	—	—
	3/2/2022	3/1/2022		3,069	13,301	37.07	3/2/2032	17,950	948,658	—	—

_________________

(1)Each of the outstanding equity awards was granted pursuant to our 2007 Stock Plan or 2019 Plan. No additional awards may be granted under the 2007 Stock Plan, and all awards granted under the 2007 Stock Plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued become available for grant under the 2019 Plan in accordance with its terms.

(2)Except as otherwise noted, options vest over four years from the vesting commencement date in 48 equal monthly amounts, subject to continued service through each such vesting date. RSUs vest over four years on each one-year anniversary of the vesting commencement date, subject to continued service through each such vesting date.

(3)This option grant vested 100% on the vesting commencement date.

(4)This option grant vested 100% on April 4, 2021, the two-year anniversary of the Company’s Initial Public Offering date.

(5)85,122 shares vested on the vesting commencement date and the remaining amount vested monthly over the subsequent 30 months.

(6)This option grant vests over four years from the vesting commencement date, with 25% vested on the one year anniversary of the vesting commencement date, and the remaining amount vesting monthly over the subsequent 36 months in equal amounts, subject to continued service through each such vesting date.

(7)This column represents the fair market value of our common stock on the date of grant, as determined by our board of directors or based on the closing price of our common stock on the Nasdaq Global Select Market.

(8)The market value is based on $52.85, the closing stock price of our common stock on December 31, 2022.

(9)Represents PSUs, with the number of shares to be issued based on the TSR of our common stock relative to a group of peer companies measured over a three-year performance period. The PSUs vest at the end of the three-year performance period, subject to continued service through such vesting date. The number of PSUs shown corresponds to 0.25 shares issuable based on threshold achievement of the TSR metric at the 50th percentile of peer companies. For additional detail on the PSUs awarded in November 2022, see the section titled “Compensation Discussion and Analysis—Performance Stock Units” above.

Fiscal 2022 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and the vesting of stock awards by our named executive officers during our fiscal year ended December 31, 2022.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Vested	Value Realized on Vesting(2) ($)
Erica J. Rogers	120,000	5,125,311	8,769	320,507
Lucas W. Buchanan	99,819	4,568,307	9,368	396,140
Andrew S. Davis	27,012	1,181,313	23,629	1,033,045
Kevin M. Klemz	—	—	—	—
Richard M. Ruedy	—	—	1,913	69,920

_________________

(1)Based on the market price of our common stock on the date of exercise less the option exercise price for those shares, multiplied by the number of shares exercised.

(2)Based on the market price of our common stock on the vesting date, multiplied by the number of shares vested.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table provides information as of December 31, 2022, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)
Equity Compensation Plan Approved by Stockholders (1)	5,169,682	$24.22	3,381,758
Equity Compensation Plan Not Approved by Stockholders	—	$—	—

_________________

(1)Includes the following plans: 2007 Stock Option Plan, NeuroCo 2015 Equity Incentive Plan, the 2019 Plan, and 2019 ESPP. Our 2019 Plan, which replaced the 2007 Stock Option Plan and NeuroCo 2015 Equity Incentive Plan, provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2029, the number of shares authorized for issuance under the 2019 Plan is automatically increased by a number equal to the lesser of (i) 3,000,000 shares; (ii) 4.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year or; (iii) such other amount as our board of directors may determine. Our 2019 ESPP provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2039, the number of shares authorized for issuance under the 2019 ESPP is automatically increased by a number equal to the lesser of (i) 434,000 shares; (ii) 1.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.

(2)Includes the award of PSUs at target performance.

(3)The weighted average exercise price relates solely to outstanding stock option shares.

(4)Includes 2,209,072 shares available for issuance under the 2019 Plan and 1,172,686 shares available for issuance under the 2019 ESPP. The shares available for issuance under the 2019 Plan were adjusted for 207,468 shares reserved for PSU shares for overperformance.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Rick D. Anderson (Chairperson)

Kevin J. Ballinger

Donald J. Zurbay

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2023 for:

•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•each of our executive officers;

•each of our directors and nominees for director; and

•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 38,690,828 shares of our common stock outstanding as of March 1, 2023. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2023. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% and Greater Stockholders:
Entities affiliated with The Vanguard Group(1)	3,562,110	9.21%
Entities affiliated with Wasatch Global Advisors(2)	3,063,141	7.92%
Entities affiliated with Capital World Investors(3)	2,966,730	7.67%
Entities affiliated with BlackRock(4)	2,664,762	6.89%
Entities affiliated with AllianceBernstein(5)	2,616,795	6.76%
Executive Officers and Directors:
Erica J. Rogers(6)	1,276,811	3.30%
Richard M. Ruedy(7)	288,232	*
Andrew S. Davis(8)	224,185	*
Lucas W. Buchanan(9)	219,600	*
Elizabeth H. Weatherman(10)	216,312	*
Donald J. Zurbay(11)	193,909	*
Tony M. Chou, M.D.(12)	99,896	*
Jack W. Lasersohn(13)	37,408	*
Kevin J. Ballinger(14)	15,096	*
Rick D. Anderson(15)	13,466	*
Tanisha V. Carino, Ph.D.(16)	6,099	*
Kevin M. Klemz(17)	—	*
All executive officers and directors as a group (12 persons)(18)	2,591,014	6.70%

_________________

*      Represents ownership of less than 1%.

(1)Consists of 3,562,110 shares of common stock held by entities affiliated with The Vanguard Group, based on information provided by The Vanguard Group in Schedule 13G filed with the SEC on February 9, 2023. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)Consists of 3,063,141 shares of common stock held by entities affiliated with Wasatch Global Advisors, based on information provided by Wasatch Advisors, Inc. in Schedule 13G filed with the SEC on February 8, 2023. The business address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.

(3)Consists of 2,966,730 shares of common stock held by entities affiliated with Capital World Investors, based on information provided by Capital World Investors in Schedule 13G filed with the SEC on February 13, 2023. The business address for Capital World Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071

(4)Consists of 2,664,762 shares of common stock held by entities affiliated with BlackRock, Inc., based on information provided by BlackRock, Inc. in Schedule 13G filed with the SEC on January 31, 2023. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)Consists of 2,616,795 shares of common stock held by entities affiliated with AllianceBernstein L.P., based on information provided by AllianceBernstein L.P. in Schedule 13G filed with the SEC on February 14, 2023. The business address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(6)Consists of (i) 126,534 shares of common stock held directly by Ms. Rogers, (ii) 83,843 shares of common stock held by Kevin J. Surace and Erica J. Rogers, as Trustees of The Surace/Rogers Family Trust, and (iii) 1,066,434 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2023 held directly by Ms. Rogers.

(7)Consists of (i) 115,691 shares of common stock held directly by Mr. Ruedy, (ii) 70 shares of common stock held by Linda Ruedy, and (iii) 172,471 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2023 held directly by Mr. Ruedy.

(8)Consists of (i) 41,543 shares of common stock held directly by Mr. Davis, and (ii) 182,642 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2023 held directly by Mr. Davis.

(9)Consists of (i) 112,366 shares of common stock held directly by Mr. Buchanan, (ii) 13,518 shares of common stock held by the Buchanan Grandchildren’s Irrevocable Trust, and (iii) 93,716 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2023 held directly by Mr. Buchanan.

(10)Consists of (i) 153,608 shares of common stock held directly by Ms. Weatherman, and (ii) 62,704 shares of common stock issuable pursuant to options held directly by Ms. Weatherman and exercisable within 60 days of March 1, 2023.

(11)Consists of (i) 1,214 shares of common stock held directly by Mr. Zurbay, and (ii) 192,695 shares of common stock issuable pursuant to options held directly by Mr. Zurbay exercisable within 60 days of March 1, 2023.

(12)Consists of (i) 73,855 shares of common stock held directly by Dr. Chou, and (ii) 26,041 shares of common stock issuable pursuant to options held directly by Dr. Chou exercisable within 60 days of March 1, 2023.

(13)Consists of (i) 5,339 shares of common stock held directly by Mr. Lasersohn, and (ii) 32,069 shares of common stock issuable pursuant to options held directly by Mr. Lasersohn exercisable within 60 days of March 1, 2023.

(14)Consists of (i) 570 shares of common stock held directly by Mr. Ballinger, and (ii) 14,526 shares of common stock issuable pursuant to options held directly by Mr. Ballinger exercisable within 60 days of March 1, 2023.

(15)Consists of (i) 570 shares of common stock held directly by Mr. Anderson, and (ii) 12,896 shares of common stock issuable pursuant to options held directly by Mr. Anderson exercisable within 60 days of March 1, 2023.

(16)Consists of 6,099 shares of common stock issuable pursuant to options held directly by Dr. Carino exercisable within 60 days of March 1, 2023.

(17)Mr. Klemz joined us on August 15, 2022. No shares of common stock subject to Mr. Klemz’s RSUs or options have vested as of March 1, 2023, or will vest and become issuable within 60 days of March 1, 2023.

(18)Consists of (i) 728,721 shares of common stock held by our current directors and officers and entities affiliated with certain of our current directors and officers, and (ii) 1,862,293 shares of common stock issuable pursuant to stock options held by such directors and officers and exercisable within 60 days of March 1, 2023.

RELATED PERSON TRANSACTIONS

There were no transactions or similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Change of Control and Severance Agreements

We have entered into change of control and severance agreements with our named executive officers. See the section titled “Executive Compensation— Executive Officer Change in Control and Severance Agreements.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has approved a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2022, all of our officers, directors and greater than 10% beneficial owners have complied with Section 16(a) filing requirements on a timely basis, with the exception of one late Form 4 reflecting three transactions for Elizabeth H. Weatherman.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2022 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.silkroadmed.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Silk Road Medical, Inc., Attention: Investor Relations, 1213 Innsbruck Drive, Sunnyvale, California 94089.

*          *          *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

By Order of the Board of Directors,

/s/ Jack W. Lasersohn
Jack W. Lasersohn Chairperson of the Board of Directors Sunnyvale, California April 28, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILK ROAD MEDICAL, INC.

Pursuant to Section 242 of the

General Corporation Law of

the State of Delaware

Silk Road Medical, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section 8.1 of Article VIII so that it would state in its entirety as follows:

“8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

2.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the final paragraph of Section 8.2 of Article VIII so that it would state in its entirety as follows:

“Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.”

3.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed this __ day of _________, 2023, in its name and on its behalf by its _______________________, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

SILK ROAD MEDICAL, INC.

By:
Name:
Title:

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 20, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12760-P85621 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILK ROAD MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

Nominees	For	Withhold
Class I Director Nominees:		
1a. Rick D. Anderson	☐	☐
1b. Jack W. Lasersohn	☐	☐
1c. Erica J. Rogers	☐	☐
Class III Director Nominees:		
1d. Elizabeth H. Weatherman	☐	☐
1e. Donald J. Zurbay	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To approve Named Executive Officer Compensation on an advisory basis.	☐	☐	☐
3. To adopt and approve an amendment to our Certificate of Incorporation to eliminate or limit the personal liability of officers.	☐	☐	☐
4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

V12761-P85621

SILK ROAD MEDICAL, INC.
Proxy is being Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
June 21, 2023

The stockholder(s) hereby appoint(s) Lucas W. Buchanan and Kevin M. Klemz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Silk Road Medical, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on June 21, 2023, at 1213 Innsbruck Drive, Sunnyvale, California 94089, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side